Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

August 16, 2005

among
CF INDUSTRIES HOLDINGS, INC.,
as a Loan Guarantor,

CF INDUSTRIES, INC.,
as Borrower,

The Subsidiary Guarantors Party Hereto,
as Loan Guarantors,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner,

J.P. MORGAN SECURITIES INC. and
HARRIS NESBITT,
as Co-Lead Arrangers

HARRIS N.A. and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Syndication Agents,

and

CITICORP USA, INC. and
BANK OF AMERICA, N.A.,
as Co-Documentation Agents

i

ARTICLE VII. Events of Default

ARTICLE VIII. The Administrative Agent

ARTICLE IX. Miscellaneous

Section 9.01	Notices
Section 9.02	Waivers; Amendments
Section 9.03	Expenses; Indemnity; Damage Waiver
Section 9.04	Successors and Assigns
Section 9.05	Survival
Section 9.06	Counterparts; Integration; Effectiveness
Section 9.07	Severability
Section 9.08	Right of Setoff
Section 9.09	Governing Law; Jurisdiction; Consent to Service of Process
Section 9.10	WAIVER OF JURY TRIAL
Section 9.11	Headings
Section 9.12	Confidentiality
Section 9.13	Several Obligations; Nonreliance; Violation of Law
Section 9.14	USA PATRIOT Act
Section 9.15	Disclosure
Section 9.16	Execution of Loan Documents
Section 9.17	Interest Rate Limitation

ARTICLE X. Loan Guaranty

Section 10.01	Guaranty
Section 10.02	Guaranty of Payment
Section 10.03	No Discharge or Diminishment of Loan Guaranty
Section 10.04	Defenses Waived
Section 10.05	Rights of Subrogation
Section 10.06	Reinstatement; Stay of Acceleration
Section 10.07	Information
Section 10.08	Termination
Section 10.09	[Intentionally Omitted]
Section 10.10	Maximum Liability
Section 10.11	Contribution
Section 10.12	Liability Cumulative

SCHEDULES:

Commitment Schedule
Schedule 1.01(a) — Affiliated Cooperatives
Schedule 1.01(c) — Donaldsonville Real Estate
Schedule 1.01(d) — Eligible Other Real Property
Schedule 1.01(e) — Noteholders Documents; Note Agreement Amendments
Schedule 3.05(a) — Properties
Schedule 3.06 — Disclosed Matters
Schedule 3.12 — Material Agreements
Schedule 3.15 — Capitalization and Subsidiaries
Schedule 3.17 — Labor Matters
Schedule 6.01 — Existing Indebtedness
Schedule 6.02(b) — Existing Liens
Schedule 6.02(h) — Phosphogypsum Liability Deposit Schedule
Schedule 6.03 — Permitted Dispositions
Schedule 6.04 — Existing Investments
Schedule 6.07 — Existing Transactions With Affiliates
Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Mortgage
Exhibit C — Form of Borrowing Base Certificate
Exhibit D — Closing Checklist
Exhibit E — Form of Compliance Certificate
Exhibit F — Joinder Agreement
Exhibit G — Financial Statements

CREDIT AGREEMENT dated as of August 16, 2005 (as it may be amended or modified from time to time, this “Agreement”), among CF INDUSTRIES HOLDINGS, INC., a Delaware corporation (“Parent”), as a Loan Guarantor, the other Loan Guarantors party hereto, CF INDUSTRIES, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01           Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, means such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned in Article 9 of the UCC.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means a transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or a Subsidiary of Borrower is the surviving entity.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or its successor appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Cooperatives” means the cooperatives listed on Schedule 1.01(a).

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof, which Aggregate Commitment shall initially be in the amount of $250,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments), (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure prior to the Maturity Date, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment of all Lenders, and (c) with respect to Protective Advances or with respect to the Aggregate Credit Exposure after the Maturity Date, a portion equal to a fraction the numerator of which is such Lender’s Credit Exposure and the denominator of which is the Aggregate Credit Exposure.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon average daily Availability for the Borrower’s most recent calendar quarter:

Level	Average Availability	ABR Spread	Eurodollar Spread	Commitment Fee Rate
I	> $150,000,000	0.00%	1.375%	0.35%
II	< $150,000,000	0.25%	1.50%	0.30%
	> $75,000,000
III	< $75,000,000	0.375%	1.625%	0.25%

For the purposes of the above pricing grid, from the Effective Date until January 1, 2006, the Applicable Margin shall be set at Level I.  Changes in the Applicable Margin resulting from changes in Availability shall become effective on the first day of each calendar quarter, commencing January 1, 2006, based upon the average daily Availability for the immediately preceding calendar quarter.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Retirement Obligations” means obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, or development and/or the normal operation of a long-lived asset that are accounted for in accordance with FASB Statement of Financial Accounting Standards No. 143.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to the lesser of (a) the total Revolving Commitments and (b) the Borrowing Base, in each case, minus the Revolving Credit Exposure of all Revolving Lenders.

“Available Revolving Commitment” means, at any time, with respect to a Revolving Lender, the Revolving Commitment of such Revolving Lender then in effect minus the Revolving Credit Exposure of such Revolving Lender at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments pursuant to the terms hereof.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services.

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code, or any successor statute, as in effect from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, and (c) a Protective Advance.

“Borrowing Base” means, at any time, the sum of:

(a)           85% of the Borrower’s Eligible Accounts at such time, plus

(b)           the lesser of (i) 75% of the Borrower’s Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis (in accordance with GAAP), at such time and (ii) 85% of the Net Orderly Liquidation Value of the Borrower’s Eligible Inventory (based on the then most recent independent inventory appraisal received by the Administrative Agent), plus

(c)           the PP&E Component, minus

(d)           Reserves.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent (absent any error in such Borrowing Base Certificate); provided, that the Borrowing Base shall be adjusted (i) upon at least one (1) Business Day’s prior written notice (or such earlier notice, if any, required in accordance with the terms hereof) from the Administrative Agent to the Borrower of the establishment of any Reserve by the Administrative Agent in accordance with the terms of this Agreement or the exclusion by the Administrative Agent in accordance with the terms of this Agreement of any previously eligible component of the Borrowing Base and (ii) at the Administrative Agent’s election when cash dominion is in effect pursuant to Section 7.1 of the Security Agreement, for collections received in respect of Accounts.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent and the Borrower in their reasonable discretion.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Loan Parties and their Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Availability Amount” means, at any time, (A) the sum of (i) Availability plus (ii) the amount of unrestricted cash and Permitted Investments, in each case deposited or held in a depository account or investment account maintained with Chase and subject to a springing blocked account or control agreement in favor of the Administrative Agent, minus (B) the sum of (i) the aggregate amount of all outstanding Guarantees by the Loan Parties constituting investments permitted under Section 6.04(h), but only to the extent of amounts which are then due and owing under such Guarantees or are claimed to be due and owing thereunder (except to the extent that the Loan Parties are contesting such claims in good faith by appropriate proceedings and have not set aside reserves on their books with respect thereto) plus (ii) the aggregate amount of all dividends on the Parent’s common stock which have been declared but are then unpaid.

“CFL” means Canadian Fertilizers, Ltd., a limited company organized under the laws of the Province of Alberta, Canada.

“Change in Control” means any of (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended)), other than (i) the Affiliated Cooperatives or (ii) any employee benefit plan of the Parent or its Subsidiaries, and any person or entity acting solely in its capacity as trustee, agent or other fiduciary or administrator of any such plan, becomes the “beneficial owner” (as that term is used under Rule 13d-3 of the Securities and Exchange Commission), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; (c) the failure of the Parent to own, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower; or (d) any “change of control” (as such term or any words of similar import are defined under any Indebtedness permitted under Section 6.01(o)) shall occur.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

“Closing Checklist” means that certain closing checklist attached hereto as Exhibit D.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents granting a Lien upon the assets or property of a Loan Party as security for payment of the Obligations.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder, as such Commitment may be (a) reduced from time to time pursuant to Section 2.10, (b) increased from time to time pursuant to Section 2.02(b), and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or joinder agreement related to any Commitment Increase pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Increase” has the meaning assigned to such term in Section 2.02(b).

“Commitment Increase Cap” has the meaning assigned to such term in Section 2.02(b).

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, provided that being an officer or director of a Person shall not, in and of itself, be deemed “Control” of such Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” has the meaning assigned to such term in Section 2.08(b).

“Disclosed Matters” means the environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any state thereof or the District of Columbia.

“Donaldsonville Real Estate” means the real property listed on Schedule 1.01(c) owned by the Borrower.

“EBITDA” of a Person means, with reference to any period, Net Income for such period plus, without duplication and to the extent deducted from revenues in determining Net Income, the sum of (a) the aggregate amount of Interest Expense for such period, (b) the aggregate amount of expense for taxes paid or accrued for such period (including payments to Affiliated Cooperatives under the NOL Agreement), (c) all amounts attributable to depreciation and depletion for such period, (d) all amortization and other non-cash charges (including non-cash charges for Plan liability and Asset Retirement Obligations but excluding minority interest with respect to Western Co-operative Fertilizers Limited) for such period and (e) extraordinary losses (as determined in accordance with GAAP) incurred other than in the ordinary course of business, minus, to the extent included in Net Income, extraordinary gains (as determined in accordance with GAAP) for such period realized other than in the ordinary course of business, all calculated for the Loan Parties and their Subsidiaries on a consolidated basis.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Accounts” means, at any time, the aggregate Accounts of the Borrower; provided that, unless otherwise agreed by the Administrative Agent in its sole discretion, Eligible Accounts shall not include any Account:

(a)           which is not subject to a first priority perfected security interest (subject to inchoate Liens permitted under clause (a) of the definition of Permitted Encumbrances) in favor of the Administrative Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which (except as permitted under clause (a) above) does not have priority over the Lien in favor of the Administrative Agent;

(c)           which is unpaid more than ninety (90) days after the date of the original invoice therefor or more than sixty (60) days after the original due date, or which has been written off the books of the Borrower or otherwise designated as uncollectible;

(d)           which is owing by an Account Debtor for which more than fifty percent (50%) of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)           which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrower exceeds twenty percent (20%) (thirty percent (30%) in the case of Accounts owing by Agriliance LLC or any other Account Debtor approved by the Administrative Agent in its sole discretion) of the aggregate Eligible Accounts, but only to the extent of such excess;

(f)            with respect to which any representation or warranty contained in this Agreement or in the Security Agreement is not true in any material respect;

(g)           which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash on delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h)           for which the goods (if any) giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrower or if such Account was invoiced more than once;

(i)            [Intentionally Omitted];

(j)            which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition Accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)           which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)            which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada (other than the Province of Newfoundland) or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada (other than the Province of Newfoundland) unless, in either case, such Account is based by a letter of credit or foreign credit insurance reasonably acceptable to the Administrative Agent which is in the possession of or has been assigned to the Administrative Agent;

(m)          which is owed in any currency other than U.S. dollars or Canadian dollars; provided that, with respect to Accounts owed in Canadian dollars, the value of such Accounts for purposes of calculating the Borrowing Base shall be expressed in U.S. dollars based on the spot rate quoted by the Administrative Agent on the date of the applicable Borrowing Base Certificate for the purchase by the Administrative Agent of Canadian dollars with U.S. dollars;

(n)           which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country or state other than the U.S. or any state of the U.S. unless such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of or has been assigned to the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), has been complied with to the Administrative Agent’s reasonable satisfaction;

(o)           which is owed by any Affiliate, employee, officer or director of any Loan Party; provided that an Account owed by an Affiliated Cooperative or Agriliance LLC shall not be deemed ineligible by virtue of this clause (o);

(p)           which, for any Account Debtor, exceeds a credit limit determined by the Borrower to the extent of such excess;

(q)           which (i) is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted or owes trade credit, but only to the extent of the lesser of such indebtedness or trade credit or the face amount of such Account or (ii) is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, but in each case only to the extent of the lesser of such security, deposit, progress payment, retainage or advance or the face amount of such Account;

(r)            which is subject to any counterclaim, deduction, defense, setoff or dispute, in each case which has been asserted or is otherwise known to a Responsible Officer of the Borrower, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s)           [Intentionally Omitted];

(t)            which is owed by an Account Debtor located in any U.S. or Canadian jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless (i) the Borrower has filed such report or qualified to do business in such jurisdiction or (ii) Borrower may subsequently file any such report or qualify to do business and be able to seek judicial enforcement in such jurisdiction;

(u)           with respect to which the Borrower has made any agreement with the Account Debtor for any reduction thereof, other than reductions, discounts and adjustments given in the ordinary course of business or that portion of an Account which represents a prior Account which was partially paid and the Borrower created a new receivable for the unpaid portion of such Account;

(v)           which does not comply in all material respects with the requirements of all applicable material laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w)          which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates any party other than the Borrower as payee or remittance party;

(x)            which represents a deposit due from an Account Debtor under forward purchasing arrangements entered into with the Borrower; or

(y)           which the Administrative Agent has provided at least two (2) Business Days prior written or telephonic notice to the Borrower that (i) the Administrative Agent has determined in its Permitted Discretion that such Account may not be paid by reason of the Account Debtor’s inability to pay or (ii) the Administrative Agent has otherwise determined in its Permitted Discretion that such Account is unacceptable for inclusion in the Borrowing Base.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall exclude such Account from Eligible Accounts on, and at the time of submission to the Administrative Agent of, the next Borrowing Base Certificate.  In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) (provided that such reductions shall not exceed the face amount of such Account) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower to reduce the amount of such Account.

“Eligible Donaldsonville Equipment” means the equipment owned by the Borrower and meeting each of the following requirements:

(a)           the Borrower has good title to such equipment;

(b)           the Borrower has the right to subject such equipment to a Lien in favor of the Administrative Agent; such equipment is subject to a first priority perfected Lien (subject to inchoate Liens permitted under clauses (a) and (b) of the definition of Permitted Encumbrances) in favor of the Administrative Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances which (except as permitted above) do not have priority over the Lien in favor of the Administrative Agent);

(c)           the full purchase price for such equipment has been paid by the Borrower;

(d)           such equipment is located on the Donaldsonville Real Estate (excluding equipment with an aggregate fair market value not exceeding at any time $5,000,000 and which is located elsewhere in the ordinary course of business);

(e)           such equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by the Borrower in the ordinary course of business of the Borrower; and

(f)            such equipment is not subject to any agreement which materially restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such equipment.

“Eligible Donaldsonville Fixed Assets” means the collective reference to the Donaldsonville Real Estate and the Eligible Donaldsonville Equipment.

“Eligible Inventory” means, at any time, the Inventory of the Borrower; provided that, unless otherwise agreed by the Administrative Agent in its sole discretion, Eligible Inventory shall not include any Inventory:

(a)           which is not subject to a first priority perfected Lien (subject to inchoate Liens permitted under clauses (a) and (b) of the definition of Permitted Encumbrances) in favor of the Administrative Agent;

(b)           which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which (except as permitted under clause (a) above) does not have priority over the Lien in favor of the Administrative Agent;

(c)           which is slow moving, obsolete, unmerchantable, unfit for sale or not salable;

(d)           with respect to which any representation or warranty contained in this Agreement or the Security Agreement is not true in any material respect and which does not conform in all material respects to all standards imposed by any Governmental Authority having regulatory authority over such goods;

(e)           which is not owned by the Borrower or which Borrower does not have marketable title thereto;

(f)            which is not finished goods or raw materials or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business except for raw materials;

(g)           which is not located in the U.S. or Canada or is in transit with a common carrier from vendors and suppliers;

(h)           which is located in any location leased by the Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion following consultation with the Borrower, provided, however, (i) Collateral Access Agreements and/or Reserves shall not be required until one hundred twenty (120) days after the Effective Date with respect to locations existing on the Effective Date and (ii) Collateral Access Agreements and/or Reserves shall not be required with respect to any Inventory located at locations leased by the Borrower to the extent the aggregate value of such Inventory at all such locations does not exceed $5,000,000;

(i)            which is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion following consultation with the Borrower, provided, however, (i) Collateral Access Agreements and/or Reserves shall not be required until one hundred twenty (120) days after the Effective Date with respect to locations existing on the Effective Date (ii) Collateral Access Agreements and/or Reserves shall not be required with respect to any Inventory located in any third party warehouse or in the possession of a bailee to the extent the aggregate value of such Inventory at all such locations does not exceed $5,000,000;

(j)            [Intentionally Omitted];

(k)           which is a discontinued product or component thereof;

(l)            which is the subject of a consignment by the Borrower as consignor;

(m)          which contains or bears any intellectual property rights licensed to the Borrower unless the Administrative Agent may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n)           which is not reflected in a current perpetual inventory report of the Borrower; or

(o)           which the Administrative Agent has provided at least two (2) Business Days written or telephonic notice to the Borrower that the Administrative Agent has determined in its Permitted Discretion that such Inventory is unacceptable for inclusion in the Borrowing Base.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall exclude such Inventory from Eligible Inventory on, and at the time of submission to the Administrative Agent of, the next Borrowing Base Certificate.

“Eligible Other Real Property” means any real property listed on Schedule 1.01(d) (as such Schedule may be amended from time to time by the Borrower after the Effective Date to include additional distribution centers in the United States, which update shall not constitute an amendment waiver or modification subject to Section 9.02) owned by the Borrower (i) in respect of which an appraisal report has been delivered to the Administrative Agent (for delivery to each Lender) in form, scope and substance reasonably satisfactory to the Administrative Agent, (ii) in respect of which the Administrative Agent is reasonably satisfied that all actions necessary to create a perfected first priority Lien in favor of the Administrative Agent on such real property have been taken, including, the filing and recording of Mortgages, (iii) in respect of which an environmental assessment report has been completed and delivered to the Administrative Agent (for delivery to each Lender) in form and substance reasonably satisfactory to the Administrative Agent and which does not indicate any material pending, threatened or existing Environmental Liability, or material non-compliance with any Environmental Law, (iv) which is adequately protected by fully-paid valid title insurance with endorsements and in amounts and form reasonably acceptable to the Administrative Agent, insuring that the Administrative Agent, for the benefit of the Lenders, shall have a perfected first priority Lien on such real property, (v) with respect to which the Administrative Agent had received evidence reasonably acceptable to it as to whether such real property constitutes Flood Hazard Property and, if so, evidence that the Borrower has obtained flood hazard insurance as required by law and as reasonably acceptable to the Administrative Agent, and (vi) if required by the Administrative Agent in its Permitted Discretion: (A) a current ALTA survey (or an affidavit of no change to an existing survey, provided that the title company issuing the title insurance will issue its title policy with full survey coverage, including all survey related endorsements) has been delivered for which all necessary fees have been paid, certified to Administrative Agent and the issuer of the title insurance policy in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the state in which such Eligible Other Real Property is located and reasonably acceptable to the Administrative Agent, and shows, to the extent applicable, all buildings and other improvements, any offsite improvements, the location of any easements, parking spaces, rights of way, building setback lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent; (B) in respect of which local counsel for the Borrower in states in which the Eligible Other Real Property is located have delivered a letter(s) of opinion with respect to the enforceability and perfection of the Mortgages in the applicable state and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and (C) in respect of which the Borrower shall have used its commercially reasonable efforts to obtain estoppel certificates executed by all tenants of such Eligible Other Real Property and other consents as the Administrative Agent may reasonably require in its Permitted Discretion.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the treatment (for the purpose of reducing hazardous characteristics) or disposal of any Hazardous Materials, (c) exposure of any natural person to any Hazardous Materials (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in Article 9 of the UCC.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, means such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on or measured by its net income (or any Person whose net income is measured with reference to such recipient) by the United States of America, or as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any withholding tax that is applicable to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.18(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized national standing selected by it.

“Financial Officer” means, in respect of a Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each fiscal quarter of the Parent and its Subsidiaries for the most-recently ended four fiscal quarters, of (a) EBITDA minus the unfinanced portion of Capital Expenditures to (b) Fixed Charges, all calculated for the Parent and its Subsidiaries on a consolidated basis.

“Fixed Charges” means, with reference to any period, without duplication, Interest Expense (excluding cash Interest Expense associated with the make-whole payment related to the prepayment of the Noteholder Obligations) for such period, plus prepayments and scheduled principal payments on Indebtedness (excluding the Noteholder Obligations) made during such period (excluding prepayments on Indebtedness to the extent financed with the proceeds of replacement Indebtedness other than Revolving Loans), plus expense for taxes (including payments to Affiliated Cooperatives under the NOL Agreement) for such period paid or payable in cash, plus Restricted Payments paid in cash, plus Capital Lease Obligation payments (excluding any portion of such payments included in Interest Expense), plus cash contributions to any Plan during such period, plus cash payments made in respect of Asset Retirement Obligations during such period, plus cash deposits made during such period to secure the Phosphogypsum Stack Liability in accordance with the Phosphogypsum Stack Rules, all calculated for the Parent and its Subsidiaries on a consolidated basis.

“Flood Hazard Property” means any real property of a Loan Party subject to a Mortgage on which improvements are located and which is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Funding Account” has the meaning assigned to such term in Section 4.01(g).

“GAAP” means generally accepted accounting principles in the United States of America as set forth from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee obligation of any guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such guarantee Obligation, unless such primary obligation and the maximum amount or which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous, toxic, contaminants or pollutants pursuant to any Environmental Law.

“Immaterial Subsidiary” means, as of any date of determination, a Subsidiary (other than a Loan Party) (a) whose consolidated total assets do not constitute more than 3% of the consolidated total assets of the Parent (on a pro forma basis for the most recently ended fiscal year of the Parent for which audited financial statements are available) and (b) whose consolidated gross sales do not constitute more than 3% of the consolidated gross sales of the Parent (on a pro forma basis for the most recently ended fiscal year of the Parent for which audited financial statements are available).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same securities or property or any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  In the avoidance of doubt, “Indebtedness” shall not include obligations or liabilities under operating leases.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated June, 2005 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, accrued interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period excluding amortization of financing fees.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“IPO” means the initial public offering of the Parent’s common stock as described in the Registration Statement.

“Issuing Bank” means Chase, or any other Lender requested by the Borrower and approved by Chase in its reasonable discretion, in their capacity as the issuers of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.07(i); provided that at no time shall there be more than two Issuing Banks in addition to Chase.  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“Joint Venture” means a limited-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created or conducted through a separate legal entity) (excluding a Subsidiary) now or hereafter formed or invested in by the Parent or any of its Subsidiaries with another Person or Persons in order to conduct a common venture or enterprise with such Person or Persons.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.07(j).

“LC Shortfall Amount” means an amount equal to the difference of (x) the amount of LC Exposure at such time, less (y) the amount on deposit in the LC Collateral Account at such time which has not been applied against the Obligations.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption) or pursuant to a joinder agreement in connection with any Commitment Increase.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor page or any successor to such Service, or any substitute page or substitute for such Service, providing rate quotations comparable to those provided as of the Effective Date on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which U.S. dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan

Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated thereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” each Loan Party (other than the Borrower) and any other Person who becomes a Loan Party pursuant to a Joinder Agreement and their successors and assigns.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means the Parent, the Borrower, the Subsidiary Guarantors and any other Domestic Subsidiary of a Loan Party who becomes a Subsidiary Guarantor party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Parent and its Subsidiaries taken as a whole, (b) the Collateral or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies, taken as a whole, of the Administrative Agent, the Issuing Banks or the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties and their Subsidiaries in an aggregate principal amount exceeding $20,000,000.  For purposes of determining Material Indebtedness, the “obligations” of any Loan Party or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means August 16, 2010 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, substantially in the form of Exhibit B, on real property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Net Cash Proceeds” means, if in connection with (a) an asset disposition, cash proceeds received net of (without duplication) (i) commissions and other customary costs, premiums, fees and expenses incurred and payable by any Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) the principal amount of any Indebtedness (other than Indebtedness under the Loan Documents) that is secured by a senior Lien on such asset and that is required to be (and is) repaid in connection with such asset disposition, (iii) federal, state, provincial, foreign and local Taxes and other Taxes paid or reasonably estimated to be payable in connection with such asset disposition (iv) any reserves in accordance with GAAP against any liabilities associated with the assets disposed of in such asset disposition and, without duplication, any reserves that any Loan Party determines in good faith should be made in respect of the sale price of such asset or assets for post-closing adjustments, or (b) an equity issuance or the issuance or incurrence of Indebtedness, cash proceeds received net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees, costs, commissions, premiums, fees and expenses incurred in connection therewith (in each case, paid to non-Affiliates).

“Net Income” means, with reference to any period, the net income (or loss) of the Parent and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP; provided that there shall be excluded from Net Income the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“New Lender” has the meaning assigned to such term in Section 2.02(b)(iii).

“NOL Agreement” means that certain Net Operating Loss Agreement, dated on or about the Effective Date, by and among the Parent, the Borrower and the Members (as defined therein).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(f).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“Note Agreement Amendments” means those certain amendments to the Noteholders Agreements listed on Schedule 1.01(e).

“Noteholders” means the holders of the Borrower’s promissory notes issued under the Noteholder Documents.

“Noteholders Depository Agreement” means that certain Depository Agreement dated as of the effective date set forth on Schedule 1 thereto by and between the depositor identified on Schedule 1 thereto and JPMorgan Trust Company, N.A.

“Noteholders Documents” means those certain agreements listed on Schedule 1.01(e) hereto, relating to the issuance of certain promissory notes aggregating approximately $235,600,000 in principal outstanding thereunder as of the Effective Date, and each other instrument or document to be delivered thereunder.

“Noteholders Obligations” means all obligations of the Borrower to pay principal and interest on the promissory notes issued pursuant to those certain agreements listed on Schedule 1.01(e) hereto, all fees and charges payable thereunder (including without limitation, prepayment fees), and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Noteholder Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents.  Obligations shall also include (i) all Banking Services Obligations, provided that at or prior to the time that any transaction relating to such Banking Services Obligations is executed (or, if later, the Effective Date), the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such transaction has been entered into and that it constitutes an Obligation entitled to the benefits of the Collateral Documents; and (ii) all Swap Obligations owing to one or more Lenders or their respective Affiliates, provided that at or prior to the time that any transaction relating to such Swap Obligations is executed, the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes an Obligation entitled to the benefits of the Collateral Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, or (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means CF Industries Holdings, Inc., a Delaware corporation.

“Participant” has the meaning set forth in Section 9.04.

“Paying Guarantor” has the meaning assigned to such term in Section 10.11.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Amount” means, as of any date of determination thereof with respect to any loan, advance or other investment subject to Section 6.04(h), (a) an unlimited amount, so long as, immediately before and immediately after giving effect to the making of such loan, advance or other investment (and to any related Borrowing), the Cash Availability Amount is greater than $135,000,000, (b) $100,000,000 (excluding the aggregate amount of all loans, advances and other investments previously made pursuant to the foregoing clause (a)), so long as, immediately before and immediately after giving effect to the making of such loan, advance or other investment (and to any related Borrowing), the Cash Availability Amount is less than or equal to $135,000,00 and greater than $85,000,000 and (c) zero (excluding the aggregate amount of all loans, advances and other advances previously made pursuant to the foregoing clauses (a) and (b)), if the Cash Availability Amount is less than $85,000,000, immediately before giving effect to the making of such loan, advance or other investment (and to any related Borrowing) or would be less than $85,000,000 immediately after giving effect thereto.

“Permitted Capital Expenditure Amount” means as of any date of determination thereof with respect to any Capital Expenditure, (a) if the average daily Cash Availability Amount for the most recent month (or, if earlier, any prior month) (the “triggering month”) is less than $135,000,000, then until such time as the average daily Cash Availability Amount for three consecutive months is greater than or equal to $135,000,000, $100,000,000 during the twelve-month period commencing on the first day of the month next succeeding such triggering month and, following the completion of such twelve-month period, during the trailing twelve-month period ending on the last day of each month thereafter and (b) at all other times, an unlimited amount.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in compliance with Section 5.04;

(b)           landlords’, carriers’, warehousemen’s, mechanics’, carriers’ materialmen’s, suppliers’, processors’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or similar laws or regulations (other than Liens arising under ERISA);

(d)           utility deposits and deposits made to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds (or deposits made to otherwise secure an appeal, stay or discharge in the course of legal proceeding), performance or completion bonds and other obligations of a like nature or other cash deposits required to be made, in each case in the ordinary course of business;

(e)           judgment liens and judicial attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            easements, zoning restrictions, rights-of-way, reservations, subdivisions, and similar encumbrances or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of owned or leased real property and minor defects and irregularities in title on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g)           Liens in favor of the Administrative Agent granted pursuant to any Loan Document.

“Permitted Investments” means:

(a)           investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)           investments in commercial paper rated at least Aa2 by Moody’s and at least A by S&P maturing within one year of the date of issuance thereof;

(c)           investments in certificates of deposit, issued by any Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less or in banker’s acceptances endorsed by any Lender or other such commercial bank and maturing within six months of the date of acceptance;

(d)           investments in repurchase obligations, including whole mortgage loans, with a term of not more than 30 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e)           investments in Dutch Auction reset securities with a reset date no greater than 180 days rated at least Aa by Moody’s and at least A by S&P;

(f)            marketable general obligations of a state or municipality of the United States, or any political subdivision of any of the foregoing, unconditionally secured by the full faith and credit of such state or municipality or political subdivision and marketable corporate debt securities having an A credit rating or better by S&P or Moody’s Investors Service; and

(g)           investments in money market funds that invest solely in investments of the type described in the immediately preceding subsections (a), (b), (c), (d), (e) and (f) above.

“Permitted Restricted Payments Amount” means, with respect to any Restricted Payment subject to Section 6.06(o), (a) an unlimited amount, so long as, immediately before and immediately after giving effect to the making of such Restricted Payment and to any related Borrowing, the Cash Availability Amount is greater than $135,000,000, (b) $10,000,000 during any fiscal year (excluding the aggregate amount of all Restricted Payments previously made pursuant to the foregoing clause (a) during such fiscal year) so long as, immediately before and immediately after giving effect to the making of such Restricted Payment and to any related Borrowing, the Cash Availability Amount is less than or equal to $135,000,000 and greater than $85,000,000 and (c) zero during any fiscal year (excluding the aggregate amount of all Restricted Payments previously made during such fiscal year pursuant to the foregoing clauses (a) and (b)) if the Cash Availability Amount is less than $85,000,000 immediately before or immediately after giving effect to such Restricted Payment and to any related Borrowing; provided that any amount not utilized under clause (b) during any fiscal year may be carried over to the next succeeding fiscal year with any Restricted Payment during such succeeding fiscal year first being allocated against the amount permitted for such fiscal year before being allocated to such carryforward.

“Permitted Sale and Leaseback Transaction” means an arrangement entered into by the Borrower or any of its Subsidiaries with any Person providing for the Borrower or such Subsidiary to lease or rent property, plant and equipment that the Borrower or such Subsidiary has or will sell or otherwise transfer to such Person, provided that the aggregate value of property, plant and equipment sold or otherwise transferred pursuant to such arrangements shall not exceed $20,000,000 during any fiscal year.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phosphogypsum Stack Liability” means the present value of the estimated cost of closing phosphogypsum stacks based upon formal closure plans for closure, wastewater management, long-term maintenance and monitoring, as reported in the Parent’s financial statements in accordance with GAAP.

“Phosphogypsum Stack Rules” means Chapter 17-673 of the Florida Administrative Code, as amended.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pooling Agreement” means that certain Spare Parts Pooling Agreement, dated as of August 15, 1968, by and among Commercial Solvents Corporation, First Nitrogen Corporation, the Borrower (formerly known as Central Farmers Fertilizer Company), Miscoa and Triad Chemical, as amended, restated, supplemented or otherwise modified from time to time.

“PP&E Component” means, at the time of any determination, an amount equal to the lesser of:

(i)            $75,000,000; and

(ii)           the sum of (A) the lesser of (1) $50,000,000 and (2) 20% of the “market value in continued use” of the Eligible Donaldsonville Fixed Assets (based on the then most recent independent appraisal thereof received by the Administrative Agent) plus (B) the lesser of (1) $50,000,000 and (2) 75% of the fair market value of the Eligible Other Real Property (based on the then most recent independent appraisal thereof received by the Administrative Agent).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“property, plant and equipment” means property of the type identified as “Property, plant and equipment” on the financial statements of the Parent and its Subsidiaries.

“Protective Advance” has the meaning assigned to such term in Section 2.05.

“Register” has the meaning set forth in Section 9.04.

“Registration Statement” means that certain Registration Statement on Form S-1, Registration No. 333-124949, filed with the Securities and Exchange Commission on May 16, 2005, as amended and in effect on the Effective Date.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Reorganization Transaction” has the meaning given such term on the Registration Statement.

“Report” means reports prepared by the Administrative Agent or another Person engaged by the Administrative Agent showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Commitments representing a majority of the Aggregate Commitment at such time or, if the Commitments of the Lenders have been terminated, Lenders representing a majority of the Aggregate Credit Exposure.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain with respect to the Collateral or any Loan Party.  Any modification to the Reserves after the Effective Date shall (i) be made by the Administrative Agent (in its Permitted Discretion) based on facts, circumstances or conditions arising (or becoming known to the Administrative Agent) after the Effective Date and (ii) become effective upon two (2) Business Days prior written or telephonic notice to the Borrower.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, principal accounting officer, chief financial officer, chief internal general counsel, treasurer or controller of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Loan Party or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in any Loan Party or any Subsidiary; provided that “Restricted Payment” shall exclude any ratable dividend, distribution or other similar payment (including, without limitation, any patronage payment) by CFL to its members or equityholders.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10, (b) increased from time to time pursuant to Section 2.02(b) and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Revolving Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or joinder agreement related to any Commitment Increase pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $250,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time.

“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Commitment.

“Revolving Loan” means a Loan made pursuant to Section 2.02(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secured Parties” means collectively, (i) the Administrative Agent, (ii) the Lenders, (iii) the Issuing Banks, (iv) any Lender or an Affiliate of a Lender with respect to any Banking Services Obligations, and (v) any Lender or Affiliate of a Lender which is a counterparty to any Swap Obligation with the Borrower, provided that with respect to clauses (iv) and (v) the Lender or Affiliate of a Lender party thereto (other than Chase or its Affiliates) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes an Obligation entitled to the benefits of the Collateral Documents.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations on terms and conditions reasonable satisfactory to the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent, the Borrower or a Loan Party, as applicable; provided, however, that, (i) CFL shall not be considered a Subsidiary for purposes of this Agreement, except that CFL shall be considered a Subsidiary for purposes of calculating Capital Expenditures and Fixed Charge Coverage and for purposes of the accounting and financial terms used in connection with making such calculations, (ii) in the event that the Trinidad Joint Venture becomes a subsidiary of the Parent, the Borrower or a Loan Party, the Trinidad Joint Venture shall not be considered a Subsidiary for purposes of this Agreement, and (iii) any other Subsidiary which is not a Loan Party shall not be considered a Subsidiary for purposes of calculating Capital Expenditures and Fixed Charge Coverage or for purposes of the accounting and financial terms used in connection with making such calculations.

“Subsidiary Guarantor” means each Domestic Subsidiary of the Borrower that guarantees the Obligations pursuant to Article X.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance reasonably satisfactory to the Administrative Agent, issued by an issuer reasonably satisfactory to the Administrative Agent, in a stated amount equal to 105% of the LC Shortfall Amount.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.06(a).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder and the consummation of (i) the IPO,

(ii) the Reorganization Transaction and (iii) the repayment of the Noteholders Obligations and the termination of the Noteholders Documents.

“Trinidad Joint Venture” means the company to be formed as a joint venture among the Borrower and/or its subsidiaries and certain third parties for the purpose of designing, constructing and operating an ammonia and UAN facility in Trinidad and Tobago..

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02           Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04           Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.

THE CREDITS

Section 2.01           The Facility.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Credit Exposures exceeding the Aggregate Commitment.  The Issuing Banks will issue Letters of Credit hereunder on the terms and conditions set forth below. The credit facility evidenced hereby shall be composed of Revolving Loans, Swingline Loans, Protective Advances, and Letters of Credit as set forth below.

Section 2.02           Revolving Loans.  (a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Credit Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments of the Revolving Lenders or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.05.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Commitment Increase.  From time to time after the Effective Date, the Revolving Commitments may be increased (but in no event in excess of $75,000,000 in the aggregate for all such increases) (the “Commitment Increase Cap”) such that the aggregate Revolving Commitments shall at no time exceed $325,000,000 (any such increase, a “Commitment Increase”) at the option of the Borrower pursuant to delivery of written notice of a proposed Commitment Increase to the Administrative Agent if each of the following conditions have been met:

(i)            no Event of Default shall exist;

(ii)           no Commitment Increase may be in an amount less than $10,000,000;

(iii)          the proposed Commitment Increase has been consented to in writing by Administrative Agent, each Lender (if any) who is increasing its Revolving Commitment and/or any other bank or financial institution acceptable to the Borrower and the Administrative Agent that has agreed to become a Lender in respect of all or a portion of the Commitment Increase (a “New Lender”);

(iv)          the proposed Commitment Increase, together with any prior Commitment Increase, shall not exceed the Commitment Increase Cap; and

(v)           Administrative Agent shall have received amendments to this Agreement and the Loan Documents, joinder agreements for any New Lender, and, if requested, promissory notes, agreements, documents and instruments reasonably satisfactory to Administrative Agent in its reasonable discretion evidencing and setting forth the conditions of the Commitment Increase.

Each of the Borrower, Lenders and Administrative Agent acknowledges and agrees that each Commitment Increase meeting the conditions set forth in this Section 2.02(b) shall not require the consent of any Lender other than those Lenders, if any, which have agreed to increase their Revolving Commitments in connection with such proposed Commitment Increase and shall not constitute an amendment, modification or waiver subject to Section 9.02 and shall be effective as of the later of (i) the date specified in the Borrower’s notice of proposed Commitment Increase and (ii) the date upon which the foregoing conditions shall have been satisfied or waived by the Lenders which have agreed to increase their Commitments, or by the Required Lenders in the case of a waiver of an Event of Default, as applicable.  The Administrative Agent shall notify the Borrower and each Lender of the effectiveness of any Commitment Increase.  After giving effect to any Commitment Increase, the outstanding Revolving Loans may not be held pro rata in accordance with the new Revolving Commitments.  In order to remedy the foregoing, on the effective date of the applicable Commitment Increase, the Revolving Lenders (including, without limitation, any New Lenders) shall make advances among themselves so that after giving effect thereto the Revolving Loans will be held by the Revolving Lenders (including, without limitation, any New Lenders), pro rata in accordance with the Applicable Percentage hereunder (after giving effect to the applicable Commitment Increase).  Notwithstanding the provisions of Section 9.04, the advances so made by each Revolving Lender whose Applicable Percentage has increased shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Revolving Lender or Revolving Lenders whose Applicable Percentage have decreased and shall not be considered an assignment for purposes of Section 9.04.

Section 2.03           Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments.  Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.05.

(b) Subject to Section 2.15, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  ABR Revolving Borrowings and Swingline Loans may be in any amount.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.04           Requests for Revolving Borrowings.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and the Borrower in their reasonable discretion and signed by the Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and the Borrower in their reasonable discretion and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02(a):

(i)            the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.05           Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable, (i) to preserve or protect the Collateral, or any portion thereof, (ii) during the existence of any Event of Default, to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) during the existence of an Event of Default, to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that no Protective Advance shall cause the Aggregate Credit Exposure to exceed the Aggregate Commitment; provided, further, that the aggregate amount of Protective Advances outstanding at any time, which were made pursuant to clauses (i) and (ii) above, shall not at any time exceed $15,000,000.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder.  All Protective Advances shall be ABR Borrowings.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.05(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage of the Aggregate Commitment.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.06           Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability

Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the lesser of the total Revolving Commitments and Availability; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 11:00 a.m., Chicago time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.19(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., Chicago time, on the requested date of such Swingline Loan.

(b) The Swingline Lender may by written notice given to the Administrative Agent not later than 9:00 a.m., Chicago time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.07           Letters of Credit.

(a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of, and the applicable Issuing Bank shall issue, Letters of Credit for the account of the Borrower or for the account of the Borrower and any Subsidiary Guarantor, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to any Issuing Bank and the Administrative Agent (prior to 9:00 a.m., Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) below), and (ii) the date that is five (5) Business Days prior to the Maturity Date (unless at the time of issuance of such Letter of Credit, the Borrower shall deposit in the LC Collateral Account an amount in cash equal to 105% of the amount of such Letter of Credit, to be held by the Administrative Agent as cash collateral for the LC Exposure with respect to such Letter of Credit).

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of such Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, Chicago time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than noon, Chicago time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.08 with respect to Loans made by such Lender (and Section 2.08 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that this Section shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s (i) failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) failure to pay under any Letter of Credit issued by it after the presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and refuse to make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC

Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.14(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.13(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization.  (i)  If any Event of Default shall occur and be continuing, within two (2) Business Days of the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Shortfall Amount as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Defaults have been cured or waived, unless needed to satisfy
Section 2.07(j)(ii).

(ii)           If, notwithstanding the provisions of this Section 2.07, any Letter of Credit is outstanding on the Maturity Date, then on such date the Borrower shall deposit with the Administrative Agent, for the benefit of the Administrative Agent and the Revolving Lenders, with respect to all LC Exposure, as the Administrative Agent in its discretion shall specify, either (i) a Supporting Letter of Credit (under which the Administrative Agent is entitled to draw amounts necessary to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and any fees and expenses associated with such outstanding Letter of Credit), or (ii) cash, in immediately available funds, in an amount equal to 105% of the LC Shortfall Amount to be held in the LC Collateral Account.  Such Supporting Letter of Credit or deposit of cash shall be held by the Administrative Agent, for the benefit of the Administrative Agent and the Revolving Lenders, as collateral for the payment and performance of the obligations of the Borrower under any such Letter of Credit remaining outstanding.

Section 2.08           Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.06.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank making such LC Disbursement and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent (a “Defaulting Lender”), then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Administrative Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Applicable Percentage of the Commitments (but only to the extent that such Defaulting Lender’s Borrowing was funded by the other Lenders) or, if so directed by the Borrower and if no Default has occurred and is continuing (and to the extent such Defaulting Lender’s Borrowing was not funded by the other Lenders), retain the same to be re-advanced to the Borrower as if such Defaulting Lender had made Loans to the Borrower.  Subject to the foregoing, the Administrative Agent may hold and, in its Permitted Discretion, setoff such Defaulting Lender’s funding shortfall against that Defaulting Lender’s Applicable Percentage of all payments received from the Borrower or re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender. Until a Defaulting Lender cures its failure to fund its Applicable Percentage of any Borrowing (i) solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero, (ii) such Defaulting Lender shall not be entitled to any portion of the commitment fee and (iii) the commitment fee shall accrue in favor of the Lenders which have funded their respective Applicable Percentages of such requested Borrowing and shall be allocated among such non-Defaulting Lenders ratably based on their Applicable Percentage of the Commitments. This Section shall remain effective with respect to such Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Administrative Agent, and the Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Applicable Percentage of the applicable Borrowing and pays to Administrative Agent all amounts owing by the Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder.

Section 2.09           Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and the Borrower in their reasonable discretion and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.10           Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit or Supporting Letter of Credit as required by Section 2.07(j)(ii)), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Borrower may from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the lesser of the total Revolving Commitments and the Borrowing Base.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.11           Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding.  All unpaid Obligations shall be paid in full in cash by the Borrower on the Maturity Date.

(b) At all times that cash dominion is in effect pursuant to Section 7.1 of the Security Agreement, each Business Day, at or before 11:00 a.m., Chicago time, the Administrative Agent shall apply all immediately available funds credited to the Collection Account first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swing Line Loans).

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower in their reasonable discretion.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns) except to the extent that any such Lender subsequently returns any such promissory note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (c) and (d) above.

Section 2.12           Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

(b) (i)  The Borrower shall immediately repay the Revolving Loans, LC Exposure and/or Swingline Loans if at any time the total Revolving Credit Exposure of all Revolving Lenders exceeds the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base, to the extent required to eliminate such excess.

(ii)           Immediately upon receipt by any Loan Party of the Net Cash Proceeds of any asset disposition (other than (i) sales of inventory in the ordinary course of business and (ii) any asset disposition or series of related asset dispositions resulting in Net Cash Proceeds of less than $500,000) at a time that cash dominion is in effect pursuant to Section 7.1 of the Security Agreement, the Borrower shall prepay the Obligations in an amount equal to 100% of such Net Cash Proceeds of such asset disposition as set forth in paragraph (c) below.

(iii)          If any Loan Party issues Equity Interests (other than Equity Interests issued in the IPO and Equity Interests issued by a Loan Party to another Loan Party) or any Loan Party issues Indebtedness (other than Indebtedness permitted by Section 6.01) at a time that cash dominion is in effect pursuant to Section 7.1 of the Security Agreement, the Borrower shall prepay the Obligations in an amount equal to 100% of the Net Cash Proceeds of such issuance no later than the Business Day following the date of receipt of such Net Cash Proceeds as set forth in paragraph (c) below.

(iv)          Any insurance or condemnation proceeds to be applied to the Obligations in accordance with Section 5.09 shall be applied as set forth in clause (c) below.

(v)           Nothing in this Section shall be construed to constitute Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(c) All such amounts pursuant to Section 2.12(b)(ii), (iii) and (iv) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swing Line Loans) without a corresponding reduction in the Revolving Commitment.  If the Borrower is required to make a mandatory prepayment of any Eurodollar Loans under this Section 2.12 at a time when no Event of Default has occurred and is continuing, the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by the Borrower with, and under the sole dominion and control of, the Administrative Agent.  Any amounts so deposited shall be held by the Administrative Agent as Collateral for such Eurodollar Loans and shall be applied to the prepayment of the applicable Eurodollar Loans at the earlier of the end of the current Interest Periods applicable thereto or, at the Administrative Agent’s election, if an Event of Default is in existence.  At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Permitted Investments maturing on or prior to the end of the current Interest Periods applicable to such Eurodollar Loans; any interest earned on such Permitted Investments will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Permitted Investments to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

(d) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 10:00 a.m., Chicago time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., Chicago time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.03.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be made without premium or penalty (but subject to payment of amounts payable pursuant to Section 2.17) and shall be accompanied by accrued interest to the extent required by Section 2.14.

Section 2.13           Fees.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Lenders’ Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Banks a fronting fee, which shall accrue at the rate of one-quarter of one percent (0.25%) per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within ten (10) days after written demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.14           Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Loans plus 2%.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.15           Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.16           Increased Costs.  (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)           impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase (by an amount deemed by such Lender or Issuing Bank to be material) the cost (other than with respect to Taxes, which shall be governed solely by Section 2.18) to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase (by an amount deemed by such Lender or Issuing Bank to be material) the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce (by an amount deemed by such Lender or Issuing Bank to be material) the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing (by an amount deemed by such Lender or Issuing Bank to be material) the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the basis for calculating the amount or amounts necessary to compensate such Lender or such

Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.17           Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (other than any lost profit or margin) attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (without, for the avoidance of doubt, the addition of the Applicable Margin) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth in reasonable detail the basis for calculating any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.  The Borrower shall not be obligated to compensate a Lender pursuant to this Section for any amount relating to any such event occurring more than 180 days prior to the date such Lender notifies the Borrower of such Lender’s intention to claim compensation therefore.

Section 2.18           Taxes.  (a) Except to the extent required by applicable law, any and all payments by any Loan Party under this Agreement shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes (including any interest, penalties or addition to tax); provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments by such Loan Party, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Subject to Section 2.18(e), the Loan Parties shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) Business Days after written demand (which shall contain the certificate described below) therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any Loan Party under this Agreement (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent the Indemnified Taxes or Other Taxes were not correctly or legally imposed and the Lender or Issuing Bank, as the case may be, had actual knowledge that such Indemnified Taxes or Other Taxes were not correctly or legally imposed.  A certificate setting forth in reasonable detail the basis for calculating the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax (including backup withholding), with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund (whether received in cash or constructively received as a credit against another tax liability imposed by the same taxing authority) of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to such Loan Party

(but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and any Taxes paid with respect to such indemnity payments or other amounts and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

Section 2.19           Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 11:00 a.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day solely for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 120 South LaSalle Street, Chicago, Illinois, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.  Solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.

(b) Notwithstanding anything to the contrary in this Agreement, any proceeds of Collateral received by the Administrative Agent (or any Secured Party) when an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due and payable to the Administrative Agent and the Issuing Banks from the Borrower (other than in connection with Banking Services Obligations or Swap Obligations), second, to pay any fees or expense reimbursements then due and payable to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Obligations), third, to pay interest due and payable in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of

Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts due and payable by the Borrower to any Lender with respect to Banking Services Obligations and Swap Obligations, and ninth, to the payment of any other Obligation due and payable to the Administrative Agent or any Lender by the Borrower.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class (and subject to Section 2.12(c)), and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.17.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c) At the election of the Administrative Agent during the existence of an Event of Default or when cash dominion is in effect pursuant to Section 7.1 of the Security Agreement, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.04 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.  Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Protective Advances) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.04, 2.05 or 2.06, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06, 2.07(d) or (e), 2.08(b), 2.19(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.20           Mitigation Obligations; Replacement of Lenders.  If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then:

(a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender;

(b) the Borrower may, at its sole expense, require such Lender or any Defaulting Lender (such Lender or Defaulting Lender herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments.  A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.21           Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender and the Borrower shall be liable to pay to the Administrative Agent and the Lenders the amount of such payment or proceeds surrendered.  The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.  The provisions of this Section 2.21 shall survive the termination of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

Section 3.01           Organization; Powers.  Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to be so qualified and in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.02           Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate, company, or other organizational powers and have been duly authorized by all necessary corporate, company, or other organizational powers and, if required, stockholder action.  This Agreement has been, and each other Loan Agreement when delivered hereunder, will be duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document when delivered hereunder will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03           Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or waived, actions and filings necessary to create or perfect Liens in the Collateral and those the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any of its Subsidiaries or any order of any Governmental Authority, except as could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party (other than any Lien created under the Loan Documents) or any of its Subsidiaries.

Section 3.04           Financial Condition; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders copies (which copies are attached as Exhibit G hereto) of its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended December 31, 2003 and December 31, 2004, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter ended March 31, 2005 and for each month and the portion of the fiscal year ended May 31, 2005, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2004, there has been no change in the business, assets, operations or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

Section 3.05           Properties.  (a) As of the date of this Agreement, Schedule 3.05(a) sets forth a correct and complete list of all real property owned or leased by each Loan Party.  Except as could not reasonably be expected to have a Material Adverse Effect, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and, to the knowledge of the Borrower and the other Loan Parties, no default by any party to any such lease or sublease exists.  Except as set forth on Schedule 3.05, each of the Loan Parties has good title to, or valid leasehold interests in (or otherwise has the right to use), all its real and personal property necessary to the conduct of its business, free of all Liens other than those permitted by Section 6.02.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to the current conduct of the Loan

Parties’ business, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person.

Section 3.06           Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (ii) that in any material respect draws into question the validity or enforceability of this Agreement or the Transactions.

(b) Except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and other than the Disclosed Matters, (i) no Loan Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability or knows of any basis for any such Environmental Liability, and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) to the knowledge of a Responsible Officer of such Person, has become subject to any Environmental Liability.

Section 3.07           Compliance with Laws and Agreements.  Each of the Loan Parties and its Subsidiaries is in compliance in all material respects with all laws, regulations and orders of any Governmental Authority applicable to it or its property, and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing.

Section 3.08           Investment and Holding Company Status.  Neither the Parent nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” as defined in the Investment Company Act of 1940 or (b) a “holding company” as defined in the Public Utility Holding Company Act of 1935.

Section 3.09           Taxes.  Each of the Parent and its Subsidiaries has timely filed or caused to be filed all federal income and other material Tax returns required to have been filed and has paid or caused to be paid all federal income and other material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves.  No tax liens have been filed, except for liens for Taxes not yet due and payable or that are being contested in accordance with Section 5.04, and no claims are being asserted with respect to any material amount of such taxes, except claims being contested in accordance with Section 5.04.

Section 3.10           ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to either (a) have a Material Adverse Effect or (b) result in the occurrence of a lien or other granting of security interest (in each case other than as permitted by this Agreement) against the property or assets of the Borrower or such ERISA Affiliate.

Section 3.11           Disclosure.  To the Borrower’s knowledge, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished in writing by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contained, as of the date furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, not materially misleading in the light of the circumstances under which they were made; provided that, with respect to the Projections and other projected and forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that no assurance has been given or will be given that the Projections and other projections and forward-looking information have been or will be achieved).

Section 3.12           Material Agreements.  All material agreements to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12.  Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party is in default under the terms of any material agreement to which it is a party.

Section 3.13           Solvency.  Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Borrowing and the issuance of each Letter of Credit, if any, made on the date hereof and after giving effect to the application of the proceeds of such Borrowing or such issuance of a Letter of Credit, the Parent and its Subsidiaries on a consolidated basis:  (a) own assets the fair saleable value of which are (i) greater than the total amount of their liabilities (including contingent liabilities) as they become absolute and mature and (ii) greater than the amount that will be required to pay their existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to them, (b) have capital that is not unreasonably small in relation to their business as presently conducted and (c) do not intend to incur and do not believe they will incur debts beyond their ability to pay such debts as they become due.

Section 3.14           Reportable Transaction.  The Borrower does not intend to treat the Borrowings or issuances of Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

Section 3.15           Capitalization and Subsidiaries.  Schedule 3.15 sets forth as of the Effective Date (a) a correct and complete list of the name and relationship to each Loan Party of each and all of such Loan Party’s Subsidiaries, (b) a true and complete listing of each class of each Loan Party’s authorized Equity Interests, of which all of such issued shares are (to the extent such concepts are relevant with respect to such ownership interest) validly issued, outstanding, fully paid and non-assessable, and (except in the case of the Parent) owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of each Loan Party and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

Section 3.16           Common Enterprise.  The Loan Parties are part of an affiliated group.  Each Loan Party expects to derive benefit, directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies.

Section 3.17           Labor Disputes.  Except as set forth on Schedule 3.17, as of the date of this Agreement (a) there is no collective bargaining agreement or other labor contract covering employees of any Loan Party or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no Responsible Officer of any Loan Party has knowledge that any union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of such Loan Party or any of its Subsidiaries or for any similar purpose, and (d) except as could not reasonably be expected to have a Material Adverse Effect, there is no pending or (to the best of the Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Loan Party or its Subsidiaries or their employees.

ARTICLE IV.

CONDITIONS

Section 4.01           Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents and which are listed in the Closing Checklist, each in form and substance reasonably satisfactory to Administrative Agent.

(c) The Loan Parties’ corporate structure, capital structure, material accounts and governing documents shall be reasonably acceptable to the Administrative Agent.

(d) All legal (including tax implications) and regulatory matters, including, but not limited to compliance with applicable requirements of Regulations U, T and X of the Board, shall be reasonably satisfactory to the Administrative Agent.

(e) After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Borrower’s Availability (plus up to $20,000,000 of unrestricted cash and Permitted Investments held in deposit accounts or investment accounts with the Administrative Agent) shall not be less than $100,000,000.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses, required to be reimbursed or paid by the Borrower hereunder.

(g) The Borrower shall have delivered to the Administrative Agent a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(h) The Parent shall have consummated the IPO and the Reorganization Transaction, upon terms and conditions substantially similar to those described in the Registration Statement and otherwise reasonably satisfactory to the Administrative Agent.

(i) The Note Agreement Amendments shall have become effective and the Borrower shall have deposited monies under the Noteholders Depository Agreement in an amount sufficient to repay in full the Noteholders Obligations (other than any contingent obligations that expressly survive the termination of the Noteholders Documents as to which no material claims giving rise thereto have then been asserted), and all Liens granted pursuant to the Noteholders Documents (other than any Liens permitted by Section 6.02(g)) upon any property of the Loan Parties shall have been released, upon terms and conditions reasonably satisfactory to the Administrative Agent.

(j) The Borrower shall have repaid in full all outstanding Indebtedness under its existing revolving credit facility, and the agent holding Liens on behalf of the lenders thereunder shall have released all Liens granted pursuant to such credit facility upon any property of the Loan Parties, upon terms and conditions reasonably satisfactory to the Administrative Agent..

(k) The Administrative Agent shall have received and be reasonably satisfied with (i) the financial statements referred to in Section 3.04 and (ii) the Parent’s most recent projected income statement, balance sheet and cash flows for the period beginning January 1, 2005 and ending December 31, 2010 (prepared on a monthly basis for the 2005 fiscal year, on a quarterly basis for the 2006 fiscal year and on an annual basis thereafter).

(l) The Administrative Agent shall have received and the Administrative Agent shall be reasonably satisfied with appraisals of Inventory and the Eligible Donaldsonville Fixed Assets from appraisers reasonably satisfactory to the Administrative Agent (following consultation with the Borrower).

(m) The Administrative Agent shall have received and be reasonably satisfied with any reasonably requested environmental review reports with respect to the Donaldsonville Real Estate from firm(s) reasonably satisfactory to the Administrative Agent (following consultation with the Borrower).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Chicago time, on September 30, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02           Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except, in each case, to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and if they are not true and correct the Administrative Agent or the Required Lenders shall have determined not to make any make a Loan or instructed the Issuing Banks not to issue Letters of Credit as a result of the fact that such representation or warranty is untrue or incorrect.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and the Administrative Agent or the Required Lenders shall have determined not to make such Borrowing or instructed the Issuing Banks not to issue such Letter of Credit as a result of such Default.

(c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, as applicable, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been secured in accordance with Section 2.07(j)(ii) and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

Section 5.01           Financial Statements; Borrowing Base and Other Information.  The Borrower will furnish to the Administrative Agent (for delivery to each Lender, provided that items delivered pursuant to clause (j) below will be made available to the Administrative Agent as specified in such clause):

(a) as soon as required under the Exchange Act but in any event within ninety (90) days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, accompanied by any management letter prepared by said accountants, and its unaudited consolidating balance sheet and related statement of operations for such fiscal year;

(b) as soon as required under the Exchange Act but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and its consolidating balance sheet and related statement of operations for such period, all certified by one of the Parent’s Financial Officers as presenting fairly in all material respects as of the date of each such financial statement the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within thirty (30) days after the end of each fiscal month of the Parent (if the average daily Cash Availability Amount for such month or any preceding month is less than $100,000,000 and until such time thereafter as the average daily Cash Availability Amount for three consecutive fiscal months is greater than or equal to $100,000,000), its consolidated balance sheet and related statement of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and its consolidating balance sheet and related statement of operations for such period, all certified by one of the Parent’s Financial Officers as presenting fairly in all material respects as of the date of each such statement the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that such financial statements for the months of January and February of each fiscal year will be delivered on the later of (i) 30 days after the last day of such month and (ii) the date of delivery of the annual audited financial statements of the Parent for the immediately preceding fiscal year in accordance with clause (a) above;

(d) concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Borrower in substantially the form of

Exhibit E (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects as of the date of each such statement the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations of average daily Availability for the most recent one-month, three-month and six-month periods and demonstrating compliance with Section 6.12 (if then applicable) and (iv) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate or other written statement of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) as soon as available, but in any event not more than ninety (90) days after the end of each fiscal year of the Parent, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Parent and its Subsidiaries for each month of such fiscal year (the “Projections”), together with a summary of assumptions underlying such forecast, in form reasonably satisfactory to the Administrative Agent;

(g) as soon as available but in any event within fifteen (15) Business Days after the end of each calendar month (or, if the Cash Availability Amount is less than $50,000,000, within five (5) Business Days after the end of each calendar week), and at such other times as may be reasonably requested by the Administrative Agent following the occurrence and during the continuance of an Event of Default, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; and the PP&E Component of the Borrowing Base shall be updated (i) from time to time upon receipt of periodic valuation updates received from the Administrative Agent’s asset valuation experts, (ii) concurrent with the sale of any assets constituting part of the PP&E Component, or (iii) upon notice from the Administrative Agent, in the event that the value of such assets is materially impaired, as determined in the Administrative Agent’s Permitted Discretion;

(h) as soon as available but in any event within fifteen (15) Business Days of the end of each calendar month and at such other times as may be reasonably requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file (not in an Adobe *.pdf file):

(i)            a summary aging of the Borrower’s Accounts, reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, account number, and balance due for each Account Debtor;

(ii)           a schedule detailing the Borrower’s Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower are deemed by the Administrative Agent to be appropriate, (2) including a report of any Inventory adjustments in excess of $5,000,000 since the last Inventory schedule, and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii)          a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the ineligibility criteria serving as the basis for such exclusion;

(iv)          a reconciliation of the Borrower’s Accounts and Inventory between the amounts shown in the Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v)           a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance under this Agreement;

(i) as soon as available but in any event within fifteen (15) Business Days of the end of each calendar month and at such other times as may be reasonably requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Borrower’s accounts payable, delivered electronically in a text formatted file (not in an Adobe *.pdf file);

(j) promptly upon the Administrative Agent’s request, which items will be furnished to the Administrative Agent in the Borrower’s office during normal business hours:

(i)            copies of invoices in connection with the invoices issued by the Borrower in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)           copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii)          the Borrower’s sales detail, cash receipts detail (identifying trade and non-trade cash receipts) and debit memo/credit memo detail;

(iv)          copies of those portions of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service which set forth the names of all entities included within such filing;

(v)           a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;

(k) not later than October 31 of each year, an updated customer list for the Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by an Financial Officer of the Borrower;

(l) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent to its public securities holders generally, as the case may be; and

(m) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request.

Section 5.02           Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the written assertion of which a Responsible Officer of the Borrower has knowledge by the holder of any Equity Interests of any Loan Party or the holder of any Indebtedness of any Loan Party in excess of $10,000,000 that any default exists with respect thereto or that any Loan Party is not in compliance therewith;

(c) receipt of any written notice of which a Responsible Officer of the Borrower has knowledge of any governmental investigation or any litigation commenced or threatened against any Loan Party that (i) seeks damages which could reasonably be expected to exceed $10,000,000, (ii) seeks injunctive relief that, if granted, could reasonably be expected to have a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, which assertion could reasonably be expected to result in damages, costs or liabilities of any Loan Party or Subsidiary in excess of $10,000,000, (iv) alleges criminal misconduct by any Loan Party or Subsidiary that, if resulting in a conviction, could reasonably be expected to have a Material Adverse Effect, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, which resolution or remedy asserts or could result in damages, costs or liabilities of any Loan Party or Subsidiary in excess of $10,000,000; or (vi) involves any product recall to the extent such product recall could reasonably be expected to have a Material Adverse Effect;

(d) commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $10,000,000;

(e) the opening of any new deposit account by any Loan Party with any bank or other financial institution;

(f) any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;

(g) any and all default notices received under or with respect to any leased location or public warehouse where Collateral having a value in excess of $5,000,000 in the aggregate for all such locations is located (which shall be delivered within two (2) Business Days after receipt thereof by a Responsible Officer of the Borrower), which default notices could reasonably be expected to have a Material Adverse Effect on the value of such Collateral or the interest therein of the Administrative Agent on behalf of the Secured Parties;

(h) all material amendments to material real estate leases where Collateral having a value in excess of $10,000,000 in the aggregate for all such locations is located, together with a copy of each such amendment;

(i) immediately after any Responsible Officer of the Borrower becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Borrower or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

(j) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000; and

(k) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03           Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case except where the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other transaction permitted under Section 6.03; provided, further, that nothing in this Section 5.03 shall prevent any Loan Party from discontinuing the corporate existence of any Subsidiary if discontinuance is desirable in the conduct of such Loan Party’s business or the business of such Subsidiary and such discontinuance is not disadvantageous in any material respect to the Lenders.

Section 5.04           Payment of Obligations.  Each Loan Party will, and will cause each of its Subsidiaries to, pay or discharge when due all material Indebtedness and all other material liabilities and obligations, including Taxes, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required in accordance with GAAP and (c) the failure to make payment pending such contest could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05           Maintenance of Properties and Intellectual Property Rights.  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) obtain and maintain in effect at all times all material franchises, governmental authorizations, intellectual property rights, licenses and permits, which are necessary for it to own its property or conduct its business.

Section 5.06           Books and Records; Inspection Rights.  Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries which are full, true and correct in all material respects are made of all material dealings and transactions in relation to its business and activities.  Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (so long as such Lender or its representatives are accompanying the Administrative Agent) (including employees of the Administrative Agent, any Lender, or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided a representative from the Borrower shall have the right to be present), all at such reasonable times during normal business hours and as often as reasonably requested; provided, that following the Effective Date and so long as no Event of Default has occurred and is continuing, the Borrower shall only be required to reimburse the Administrative Agent in accordance with Section 9.03 for the cost of (i) one such inspection in any fiscal year, and (ii) one additional such inspection in any fiscal year in the event that the average daily Cash Availability Amount is less than $100,000,000 for any calendar month during such fiscal year.  After the occurrence and during the continuance of any Event of Default, each Loan Party shall provide the Administrative Agent with access to its suppliers. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

Section 5.07           Compliance with Laws.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.08           Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only for working capital and general corporate purposes of the Loan Parties and their Subsidiaries not in contravention of the Credit Agreement.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only to support the working capital needs and other general corporate purposes of the Loan Parties and their Subsidiaries not in contravention of the Credit Agreement.

Section 5.09           Insurance.  (a) Each Loan Party will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable carriers having a financial strength rating of at least A by A.M. Best Company (or the equivalent rating with respect to markets not rated by A.M. Best Company) or otherwise acceptable to the Administrative Agent in its Permitted Discretion insurance against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability and (v) and such other hazards, as is customary in the business of such Person; provided that the Loan Parties and the Subsidiaries may self-insure in accordance with good business practice.  Without limiting the generality of the foregoing, the Borrower shall maintain, with respect to each Flood Hazard Property, flood hazard insurance, as required by law and as reasonably acceptable to the Administrative Agent in its Permitted Discretion.  All such insurance shall be in amounts, cover such assets and be under such policies as are customary in the business of such Person and otherwise acceptable to the Administrative Agent in its Permitted Discretion.  No Loan Party will use or permit any property to be used in any manner which might render inapplicable any insurance coverage, except as could not reasonably be expected to have a Material Adverse Effect.  Any cash or cash equivalent insurance or condemnation proceeds in excess of $5,000,000 received by the Loan Parties from any casualty or condemnation (or any related casualties or condemnations) at a time that cash dominion is in effect pursuant to Section 7.1 of the Security Agreement shall be immediately forwarded to the Administrative Agent and the Administrative Agent shall apply any such proceeds to the reduction of the Obligations in accordance with Section 2.12(b)(iv).

Section 5.10           Appraisals.  At any time that the Administrative Agent requests, the Loan Parties will provide the Administrative Agent with appraisals or updates thereof of their Inventory, Equipment and, if included in the Borrowing Base, real property from appraisers selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that so long as no Event of Default has occurred and is continuing, (i) the Borrower shall only be required to reimburse the Administrative Agent in accordance with Section 9.03 for the cost of (a) one Inventory appraisal in any fiscal year and (b) one additional Inventory appraisal in any such fiscal year in the event the average daily Cash Availability Amount is less than or equal to $100,000,000 for any calendar month during such fiscal year and (ii) the Borrower shall only be required to reimburse the Administrative Agent in accordance with Section 9.03 for the cost of one set of such Equipment and real property appraisals in any fiscal year and only in the event that the average daily Cash Availability Amount is less than or equal to $150,000,000 for any calendar month during such fiscal year.  Notwithstanding the foregoing, prior to the first anniversary of the Effective Date, the Administrative Agent shall not request appraisals of any Inventory or Equipment or any real estate included in the Borrowing Base for the purpose of redetermining the value thereof unless an Event of Default has occurred and is continuing.  Thereafter, the Administrative Agent shall not request appraisals of Equipment and real estate included in the Borrowing Base for the purpose of redetermining the values thereof unless (i) an Event of Default has occurred and is continuing or (ii) the average daily Cash Availability Amount is less than $150,000,000 for any calendar month, in which event the Administrative Agent may request such appraisals for the purpose of redetermining the values of Equipment and real estate included in the Borrowing Base.

Section 5.11           Additional Collateral; Further Assurances.  (a)  Subject to applicable law, each Loan Party shall, unless the Required Lenders otherwise consent, cause each of its Subsidiaries (excluding any Foreign Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit F hereto (the “Joinder Agreement”) within thirty (30) days after the formation or acquisition thereof. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral as set forth in, and in accordance with, the Collateral Documents.

(b) Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries (excluding any Immaterial Subsidiary) and (ii) 65% of the issued and outstanding Equity Interests in each Foreign Subsidiary (excluding, for the avoidance of doubt, Canadian Fertilizers, Ltd.) directly owned by the Borrower or any Domestic Subsidiary that is a Loan Party to be subject at all times to a first priority perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c) Without limiting the foregoing, each Loan Party will, and will cause each of its Subsidiaries which is required to become a Loan Party pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents and agreements, and will take or cause to be taken such actions as the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been secured in accordance with Section 2.07(j)(ii) and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties executing this Agreement, with the Lenders that:

Section 6.01           Indebtedness.  No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (l) hereof;

(c) Indebtedness of any Subsidiary Guarantor to any Loan Party;

(d) Indebtedness of any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;

(e) Indebtedness of any Subsidiary that is not a Subsidiary Guarantor to any Loan Party to the extent that the credit extension creating such Indebtedness is permitted under Section 6.04(h);

(f) Indebtedness of Foreign Subsidiaries (i) in the ordinary course of business and (ii) other than in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(g) Guarantees by a Loan Party of Indebtedness of any other Loan Party (other than the Parent) if the primary obligation is expressly permitted elsewhere in this Section 6.01;

(h) Guarantees by any Subsidiary that is not a Subsidiary Guarantor of Indebtedness of the Borrower or any of its Subsidiaries if the primary obligation is otherwise expressly permitted elsewhere in this Section 6.01;

(i) Guarantees by a Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Guarantor if the primary obligation is expressly permitted elsewhere in this Section 6.01 and if the credit extension creating such Guarantee is permitted under Section 6.04(h);

(j) Indebtedness of any Loan Party incurred to finance the acquisition, construction or improvement of any property, plant and equipment, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (l) hereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (j) and clause (k) of this Section shall not exceed $100,000,000 at any time outstanding;

(k) purchase money Indebtedness incurred in connection with the purchase of any property, plant and equipment, and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (l) hereof; provided that, the amount of such purchase money Indebtedness shall be limited to an amount not in excess of the purchase price of such property, plant and equipment and the aggregate principal amount of Indebtedness permitted by this clause (k) and clause (j) of this Section shall not exceed $100,000,000 at any time outstanding;

(l) Indebtedness which represents an extension, replacement, refinancing or renewal of any of the Indebtedness described in clauses (b), (j), (k), (m)  and (o) hereof; provided that, (i) the principal amount of such Indebtedness is not increased except by the amount of any reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, replacement, refinancing or renewal, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto unless such other Loan Party would otherwise be permitted elsewhere in this Section to incur such Indebtedness, (iv) such extension, replacement, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, replaced, refinanced or renewed, (v) the terms of any such extension, refinancing, replacement or renewal are not, taken as a whole, less favorable in any material respect to the obligor thereunder than the original terms of such Indebtedness and (vi) if the Indebtedness that is refinanced, replaced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, replacement or extension Indebtedness must include subordination terms and conditions that, taken as a whole, are in all material respects at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, replaced or extended Indebtedness;

(m) Indebtedness of any Person that becomes a Subsidiary after the date hereof, and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (l) hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) in the case of such Persons that become Loan Parties, the aggregate principal amount of Indebtedness permitted by this clause (m) shall not exceed $25,000,000 at any time outstanding;

(n) the Noteholders Obligations; provided that the Noteholders Obligations shall be repaid in full (other than contingent obligations that expressly survive the termination of the Noteholders Documents as to which no material claims giving rise thereto have been asserted as of the time of such repayment) within twenty (20) Business Days following the Effective Date with monies deposited under the Noteholders Depository Agreement;

(o) Indebtedness of the Borrower and/or the Parent in an aggregate principal amount not exceeding $300,000,000 and having terms satisfactory to the Administrative Agent in its sole discretion, and extensions, renewals, refinancings and replacements of such Indebtedness in accordance with clause (l) hereof; which Indebtedness shall be unsecured except as permitted under Section 6.02(t);

(p) Indebtedness in respect of deposits held under forward purchasing arrangements entered into with customers in the ordinary course of business;

(q) Indebtedness of any Loan Party or any of their respective Subsidiaries in respect of performance, bid, surety, appeal or similar bonds or completion or performance guarantees provided in the ordinary course of business;

(r) Indebtedness of any Loan Party or any of their respective Subsidiaries in respect of workers’ compensation claims or self-insurance obligations otherwise permitted hereunder, in each case incurred in the ordinary course of business;

(s) Indebtedness incurred by any Loan Party or any Subsidiary of a Loan Party under any Swap Agreement otherwise permitted under this Agreement;

(t) [Intentionally omitted];

(u) customary indemnification, reimbursement or similar obligations and warranties under leases and other contracts in the ordinary course of business;

(v) payment obligations of the Parent under the NOL Agreement;

(w) payment obligations of the Parent to any Subsidiary, or of any Subsidiary to the Parent or any other Subsidiary, under any tax sharing agreement;

(x) guarantees constituting investments expressly permitted by Section 6.04 (excluding clause (d) thereof); and

(y) other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

Section 6.02           Liens.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of any Loan Party or any of its Subsidiaries existing on the date hereof and set forth in Schedule 6.02(b); provided that (i) such Lien shall not apply to any other property or asset of such Loan Party or Subsidiary (other than proceeds of the sale or other disposition thereof) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and refinancings of such obligations that do not increase the outstanding principal amount thereof (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith);

(c) Liens securing purchase money Indebtedness of a Loan Party permitted pursuant to clause (k) of Section 6.01; provided that, such Liens attach only to the property which was purchased with the proceeds of such purchase money Indebtedness;

(d) Liens on property, plant and equipment acquired, constructed or improved by a Loan Party or any of its Subsidiaries; provided that (i) such security interests secure Indebtedness permitted by clause (j) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such property, plant and equipment and (iv) such security interests shall not apply to any other property or assets of such Loan Party or Subsidiary;

(e) any Lien existing on any property or asset prior to the acquisition thereof by a Person or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith);

(f) Liens on assets of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiaries permitted under clause (f) of Section 6.01;

(g) Liens granted in favor of the Noteholders (or one or more agents for their benefit) in monies and other items deposited under the Noteholders Depository Agreement;

(h) cash deposits made by the Borrower to secure Phosphogypsum Stack Liability substantially in accordance with the payment schedule set forth on Schedule 6.02(h) as such schedule may be updated (which update shall not constitute an amendment, waiver or modification subject to Section 9.02) from time to time by the Borrower, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed in the case of any change to such payment schedule required in order to comply with the safe harbor provisions of the Phosphogypsum Stack Rules);

(i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit, securities and commodities accounts or other funds maintained with a creditor depository institution or a securities or commodities intermediary;

(j) Liens in favor of any Loan Party and Liens in favor of any Subsidiary that is not a Subsidiary Guarantor securing obligations of any Subsidiary that is not a Subsidiary Guarantor;

(k) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(l) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement not prohibited by this Agreement;

(m) Liens securing Swap Agreements, limited to cash deposits not to exceed $50,000,000 in the aggregate;

(n) Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with the importation of goods;

(o) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.04(a);

(p) Liens in favor of CoBank, ACB in all capital stock of CoBank, ACB owned by the Borrower;

(q) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code;

(r) Liens on real or personal property subject to the Pooling Agreement;

(s) Liens existing on the Effective Date on any real property which does not constitute Collateral and which Liens do not secure any monetary obligation and could not reasonably be expected to have a Material Adverse Effect;

(t) to the extent approved by the Administrative Agent in its sole discretion, Liens securing Indebtedness permitted under Section 6.01(o) in an aggregate principal amount not to exceed $100,000,000 at any time outstanding, which Liens shall be subordinate to any Liens securing the Obligations on terms acceptable to the Administrative Agent in its sole discretion;

(u) Liens on cash deposits pledged to the landlord of the Borrower’s leased real property located in Tampa, Florida, as required for the delivery of any Collateral Access Agreement (as defined in the Security Agreement), with respect to such location; and

(v) Liens not otherwise permitted under this Section 6.02 securing Indebtedness, claims and other liabilities not in excess of $10,000,000 in the aggregate at any time;

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clauses (a) and (g) of the definition of Permitted Encumbrance and (2) Inventory, other than those permitted under clauses (a), (b) and (g) of the definition of Permitted Encumbrances.

Section 6.03           Fundamental Changes.  (a)  No Loan Party will, nor will it permit any Subsidiary (other than an Immaterial Subsidiary) to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or any of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may liquidate, dissolve, merge or consolidate into the Borrower in a transaction in which the Borrower is the surviving corporation; (ii) any Subsidiary Guarantor may liquidate, dissolve, merge or consolidate into any Subsidiary Guarantor in a transaction in which the surviving entity is a Subsidiary Guarantor; (iii) any Loan Party or any Subsidiary may sell, transfer, lease or otherwise dispose of (1) its assets to any Loan Party (other than the Parent); provided that the Borrower shall not sell, transfer, lease or otherwise dispose of its assets, (2) Inventory in the ordinary course of business, (3) assets constituting property, plant and equipment that are uneconomical, obsolete, worn out or no longer used or useful in its business or constitute surplus and which are disposed of in the ordinary course of business and (4) other assets (other than any disposition of property, plant and equipment as part of a Permitted Sale and Leaseback Transaction) having a market value not exceeding $5,000,000 in the aggregate in any fiscal year (provided that if the aggregate market value of such assets disposed of in any fiscal year is less than the amount permitted hereunder, such unused amount may be carried-forward and added to the amount permitted hereunder for the immediately succeeding fiscal year, with any dispositions during such succeeding fiscal year being allocated first against the amount permitted for such fiscal year before being allocated to such carry-forward amount); (iv) any Subsidiary that is not a Subsidiary Guarantor may liquidate or dissolve, and may sell, transfer, lease or otherwise dispose of its assets if the Borrower determines in good faith that such liquidation, dissolution, sale, transfer, lease or disposition could not reasonably be expected to have a Material Adverse Effect; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04; (v) the Parent and the Borrower may consummate the Reorganization Transaction; (vi) as part of any Acquisition permitted under Section 6.04(h), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in a transaction in which the survivor is a wholly-owned Subsidiary of the Borrower; provided that in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the surviving entity in such merger or consolidation shall be a Subsidiary Guarantor; (vii) bona fide sales, transfers and other dispositions of (A) Permitted Investments, (B) Investments permitted under clauses (g), (l), (m) and (u) of Section 6.04 and (C) investments in Joint Ventures and minority interests; (viii) the Parent, the Borrower and each Subsidiary may make payments and other transactions permitted by Section 6.06; (ix) the Parent, the Borrower and each Subsidiary may, lease, sublease, license or sublicense any property, plant and equipment or intellectual property in the ordinary course of business, including without limitation the lease of vacant land for farming or for the exploration and production of oil, gas, sulphur and other minerals; (x) the Parent, the Borrower and each Subsidiary may sell or otherwise dispose of delinquent Accounts in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction); (xi) the Parent, the Borrower and each Subsidiary may surrender or waive contractual rights or settle, release or surrender any contract, tort or other litigation claims in the ordinary course of business; (xii) the Parent, the Borrower and each Subsidiary may grant Liens permitted by Section 6.2 of this Agreement; (xiii) the Parent and its Subsidiaries may sell, transfer or otherwise dispose of property, plant and equipment in a Permitted Sale and Leaseback Transaction; (xiv) the Parent and its Subsidiaries may abandon or dispose of intellectual property or other proprietary rights of the Borrower or any Subsidiary that are, in the reasonable business judgment of the Borrower or any Subsidiary, no longer practicable to maintain or useful in the conduct of the business of the Borrower or any Subsidiary; and (xv) the Parent and its Subsidiaries may make the dispositions described on Schedule 6.03.  The Net Cash Proceeds of any sale or disposition permitted pursuant to this Section 6.03 shall be delivered to the Administrative Agent if and to the extent required by Sections 2.11 and 2.12 and applied to the Obligations as set forth therein.

(b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type generally conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto or reasonable extensions or expansions thereof.

Section 6.04           Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities

(including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments, subject to control agreements (with respect to Loan Parties) in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;

(b) investments by the Loan Parties and their Subsidiaries existing on the date hereof in the capital stock or other Equity Interests of their respective Subsidiaries;

(c) investments, loans or advances made by a Loan Party to any Subsidiary Guarantor;

(d) Guarantees permitted by Section 6.01 (excluding clause (x) thereof);

(e) investments, loans and advances in existence on the date of this Agreement and described in Schedule 6.04 and any extensions or renewals thereof which do not increase the amount thereof or conversions of any such loans or advances to equity investments;

(f) loans, advances or other extensions of credit made by a Loan Party or any Subsidiary to its employees, officers and directors in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $5,000,000 in the aggregate at any one time outstanding;

(g) subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business;

(h)(i) investments, loans or advances made by any Loan Party to any Subsidiary which is not a Subsidiary Guarantor, (ii) investments in any Joint Venture (including the Trinidad Joint Venture) and minority interests and (iii) investments made in order to consummate Acquisitions; provided, that (1) no Event of Default shall have occurred and be continuing or would result therefrom, (2) immediately before and immediately after giving effect to any such investment and to any related Borrowing, the aggregate amount of such investments, loans and advances then outstanding after giving effect to returns of capital received in respect of such investments shall not exceed the Permitted Amount and (3) in the case of any Acquisition, (A) such Acquisition shall only comprise a business or those assets of a business, of the type generally conducted by the Borrower and its Subsidiaries as of the Effective Date or a business reasonably related thereto or a reasonable extension or expansion thereof and (B) such Acquisition shall be consensual and shall have been approved by the board of directors or equivalent governing body of the acquiree or the parent of the acquiree;

(i) investments in Swap Agreements otherwise permitted by this Agreement;

(j) prepaid expenses in the ordinary course of business, lease, utility, workers’ compensation, performance and other similar deposits in the ordinary course of business and deposits made by the Borrower to secure Phosphogypsum Stack Liability to the extent permitted under Section 6.02;

(k) Investments received as consideration from any sale, lease, transfer or other disposition permitted by
Section 6.03(a);

(l) investments received in satisfaction of judgments, settlements of debts or compromises of obligations or as consideration for the settlement, release or surrender of a contract, tort or other litigation claim, in each case in the ordinary course of business, including, without limitation, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(m) investments that are deemed to have been made as a result of an Acquisition of a Person that at the time of such Acquisition held instruments constituting investments that were not acquired in contemplation of such Acquisition;

(n) advances and prepayments for asset purchases in the ordinary course of business;

(o) deposits of cash with banks or other depository institutions in the ordinary course of business;

(p) any investment or acquisition of assets solely in exchange for the issuance of Equity Interests of the Parent;

(q) any investment, loan or advance made solely to fund any Loan Party’s deferred compensation plans for employees and non-employee directors or any successor plans approved by the Board of Directors of such Loan Party;

(r) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the granting of trade credit in the ordinary course of business;

(s) (1) investments in CFL to fund Capital Expenditures by CFL in an aggregate amount not to exceed $10,000,000 during any fiscal year (provided that if the aggregate amount of such investments in any fiscal year is less than the amount permitted hereunder, such unused amount may be carried forward and added to the amount permitted hereunder for the immediately succeeding fiscal year, with any such investments during such succeeding fiscal year being allocated first against the amount permitted for such fiscal year before being allocated to such carryforward); and (2) other investments in CFL in an aggregate amount during any fiscal year not to exceed the aggregate amount of earnings of CFL distributed in cash to the Borrower with respect to such fiscal year;

(t) Restricted Payments permitted by Section 6.06; and

(u) guarantees, investments, loans and advances not otherwise permitted under this Section 6.04 in an aggregate amount not to exceed $5,000,000 at any time outstanding after giving effect to returns of capital and principal payments received in respect of such guarantees, investments, loans and advances.

Section 6.05           Swap Agreements.  No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Loan Party or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap or collar interest rates with respect to any interest-bearing liability of any Loan Party or any Subsidiary or to exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing investment of any Loan Party or any Subsidiary.

Section 6.06           Restricted Payments.  No Loan Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) any Loan Party may declare and pay dividends with respect to its Equity Interests payable solely in additional shares (or options or warrants with respect to such shares) of its Equity Interests having equal or inferior voting power, designations, preferences and rights;

(b) Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their Equity Interests;

(c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;

(d) the Borrower and each Subsidiary may make Restricted Payments (directly or indirectly) to the Parent or the Borrower that are used by the Parent or the Borrower, as the case may be, to pay federal, state and local income taxes then due and owing, franchise taxes and other similar expenses and operating expenses incurred in the ordinary course of business;

(e) the Parent may make Restricted Payments to the Affiliated Cooperatives on the Effective Date with the proceeds of the IPO;

(f) dividends may be paid by the Parent on shares of its common stock within sixty (60) days after the date of declaration thereof, so long as such dividend would have been permitted under clause (o) hereof if paid on the date of such declaration;

(g) the Parent and the Borrower may make Restricted Payments on the Effective Date in connection with, and pursuant to the terms of, the Reorganization Transaction;

(h) the Parent or any Subsidiary of the Parent may repurchase, redeem, retire or otherwise acquire any outstanding Equity Interests of Parent or any of its Subsidiaries that have been held or beneficially owned by any employee, officer or director of such Person (or similarly related individual) upon the death, disability, termination or similar event which ends the relationship between such Person and such individual;

(i) the Parent or any of its Subsidiaries may repurchase, redeem or otherwise acquire or retire for value any Equity Interests in the Parent or any of its Subsidiaries that is held by any current or former employee, director or consultant (or their estates or the beneficiaries of such estates) of the Parent or any of its Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests, shall not exceed $10,000,000 during any fiscal year, provided, further, that any amount not utilized shall be carried forward to the next succeeding fiscal year with any such acquisitions during such succeeding fiscal year being allocated first against the amount permitted in such fiscal year before being allocated to such carryforward);

(j) the Borrower’s purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests with the proceeds received contemporaneously from the issue of new Equity Interests with equal or inferior voting powers, designations, preferences and rights;

(k) the Parent or any of its Subsidiaries may make repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(l) the Borrower or any of its Subsidiaries may make any purchase or acquisition from, or retain any withholding on issuances to, any employee of the Borrower or any of its Subsidiaries of Equity Interests to satisfy any applicable federal, state or local tax payments in respect of the receipt of Equity Interests of the Borrower or any of its Subsidiaries;

(m) the Borrower may make cash dividends to the Parent to make principal and interest payments on Indebtedness permitted by Section 6.01(o);

(n) any Subsidiary may accept capital contributions from its parent to the extent permitted under Section 6.04; and

(o) the Loan Parties may make Restricted Payments from time to time not otherwise permitted hereunder so long as immediately before and immediately after giving effect to such Restricted Payments and to any related Borrowings (1) no Event of Default shall have occurred and be continuing or would result therefrom, (2) the Cash Availability Amount exceeds $85,000,000 and (3) the aggregate amount of such Restricted Payments made during any fiscal year (together with the aggregate amount of any Restricted Payments declared during such fiscal year and permitted under clause (d) hereof) does not exceed the Permitted Restricted Payment Amount for such fiscal year.

Section 6.07           Transactions with Affiliates.  No Loan Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from third parties not affiliated with each other,

(b) transactions between or among a Loan Party and another Loan Party not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06 and investments, loans, advances and Guarantees permitted under clauses (b), (c), (d), (e), (f), (h), (s) and (w) of Section 6.04, (d) any transaction permitted by clauses (i), (ii), (iii), (iv), (v) or (vi) of Section 6.03, (e) payment of reasonable fees, expenses and compensation to officers and directors of any Loan Party and its Subsidiaries and customary indemnification and insurance arrangements in favor of any director or officer of any Loan Party and its Subsidiaries, and any agreement relating to any of the foregoing entered into in the ordinary course of business, (f) the NOL Agreement; (g) the Reorganization Transaction, (h) Indebtedness owing from any Loan Party or any of its Subsidiaries to any other Loan Party and any of it Subsidiaries permitted under Section 6.01, and (i) any agreements in existence and as in effect on the Effective Date (including, without limitation, any shareholders agreements or registration rights agreements with existing equity holders), as set forth on Schedule 6.07, as such agreements may be renewed, replaced or otherwise modified after the Effective Date upon terms which taken as a whole are not less favorable to the Loan Parties and their Subsidiaries than the original terms of such agreements.

Section 6.08           Restrictive Agreements.  No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of a Loan Party to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation or order or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension, renewal, amendment or modification expanding in any material respect the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale or other disposition of a Subsidiary pending such sale or disposition, provided such restrictions and conditions apply only to the Subsidiary that is to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) the foregoing shall not apply to restrictions and conditions imposed under any agreement evidencing Indebtedness existing on the date hereof or permitted under Section 6.01(o) as in effect on the date such agreement is entered into and, in each case, any amendment, modification, extension, renewal, refinancing or replacement of any such Indebtedness, provided, that such amendment, modification, restatement, renewal, refinancing or replacement does not expand in any material respect the scope of any such restriction or condition contained in the agreements evidencing such Indebtedness as in effect on the date hereof, in the case of Indebtedness existing on the date hereof, or as in effect on the date such agreement is entered into, in the case of Indebtedness permitted under Section 6.01(o), (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (vii) the foregoing shall not apply to any restriction or conditions imposed by any instrument governing Indebtedness or Equity Interests of a Person acquired by the Parent or any of its Subsidiaries as in effect at the time of such acquisition

(except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (viii) the foregoing shall not apply to any restrictions or conditions imposed by any instrument governing Indebtedness of a Foreign Subsidiary permitted by Section 6.01, which restriction is not applicable to any Person, or the property or assets of any Person, other than such Foreign Subsidiary and (ix) clause (a) of the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of property permitted by Section 6.03 pending the consummation of such sale, provided such restrictions and conditions apply only to the property that is to be sold.

Section 6.09           Prepayment of Indebtedness; Subordinated Indebtedness.  (a)  No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity or required payments therefor, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.03; (iii) Indebtedness permitted by Section 6.01(b), (j), (k), (m) or (o) upon any refinancing or replacement thereof in accordance with Section 6.01(l); (iv) Indebtedness permitted by Section 6.01(c), (d), (e), (f) or (n); provided that the foregoing restriction shall not apply if, immediately before and immediately after giving effect to any such purchase, redemption, defeasance or prepayment and to any related Borrowings (A) no Event of Default shall have occurred and be continuing and (B) the Cash Availability Amount exceeds $135,000,000.

(b)           No Loan Party shall (i) make any amendment or modification to any indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or (ii) directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness unless immediately before and immediately after giving effect to any such purchase, redemption, defeasance or prepayment and to any related Borrowings (A) no Event of Default shall have occurred and be continuing and (B) the Cash Availability Amount exceeds $135,000,000.

Section 6.10           Depository Banks.  Each Loan Party will maintain the Administrative Agent (or Harris Trust and Savings Bank, so long as it is a Lender) as such Loan Party’s principal depository bank.

Section 6.11           Capital Expenditures.  The Loan Parties and their Subsidiaries shall not make any Capital Expenditure which would result in the aggregate amount of Capital Expenditures for the applicable measurement period exceeding the Permitted Capital Expenditure Amount.

Section 6.12           Fixed Charge Coverage Ratio.  If the average daily Cash Availability Amount for any calendar month shall be less than $50,000,000 (such occurrence, a “triggering event”), thereafter the Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters (commencing with the end of the most recent fiscal quarter preceding such triggering event), to be less than 1.15 to 1.0.

Section 6.13           Parent; Immaterial Subsidiaries.  The Parent shall not engage in any trade or business, or own any assets (other than the Equity Interests or Indebtedness for borrowed money of the Borrower) or incur any Indebtedness (other than the Obligations or Indebtedness permitted pursuant to Section 6.1(o)).  The Immaterial Subsidiaries shall not engage in any material trade or business or own any material assets or incur any material Indebtedness other than intercompany Indebtedness.

ARTICLE VII.

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary of any Loan Party in this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), or 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or the other Loan Documents (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) ten (10) days after the earlier of (A) a Financial Officer’s or other Responsible Officer’s (in each case of the Borrower) actual knowledge of such breach or (B) notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.10 of this Agreement or (ii) thirty (30) days after the earlier of (A) a Financial Officer’s or other Responsible Officer’s (in each case of the Borrower) actual knowledge of such breach or (B) notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or the other Loan Documents;

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (in each case, after giving effect to any applicable grace or notice period) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary of any Loan Party (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any Subsidiary of any Loan Party (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary of any Loan Party (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (except to the extent covered by insurance) shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(m)  a Change in Control shall occur;

(n) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(o) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document, or any Collateral Document (other than Collateral Documents which collectively cover an immaterial amount of Collateral) shall fail to remain in full force or effect (except as otherwise expressly provided in this Agreement or such Collateral Document) or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any such Collateral Document; or

(p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (except as otherwise expressly provided in this Agreement or such Loan Document) (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV, the Closing Checklist or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument,

document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it in its reasonable discretion, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts selected by it in good faith.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents selected with reasonable care and appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon 30 days prior written notice to the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, to appoint a successor which shall be a Lender and which shall (unless an Event of Default has occurred and is continuing) be subject to approval by the Borrower (such approval not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank and which shall (unless an Event of Default has occurred and is continuing) be subject to approval by the Borrower (such approval not to be unreasonably withheld or delayed).  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The Administrative Agent shall have no obligation to any of the Lenders to ensure that the Collateral exists, is owned by the Loan Parties, is cared for, protected or insured, is unencumbered by others, or that the Liens granted to the Administrative Agent therein have been properly, sufficiently or lawfully created, perfected, protected or enforced, or that such Liens are entitled to any particular priority, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Each Lender hereby agrees that (a) it is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report, or (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party and not to distribute any Report to any other Person except as otherwise permitted pursuant to Section 9.12; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Each Lender shall, upon the request of the Administrative Agent, provide the Administrative Agent with such information as the Administrative Agent may reasonably request regarding any Banking Service Obligations or Swap Obligations owing to such Lender or its Affiliates.

The Co-Syndication Agents and Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX.

MISCELLANEOUS

Section 9.01           Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by e-mail, as follows:

(i)            if to any Loan Party, to the Borrower at:

CF Industries, Inc.
One Salem Lake Drive
Long Grove, Illinois  60047-8402
Attention:  Douglas C. Barnard, Esq.
Facsimile No:  (847) 438-2005
E-mail:  dbarnard@cfindustries.com

(ii)           if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.
120 South LaSalle Street
Chicago, Illinois  60603
Attention: Patrick Fravel
Facsimile No: (312) 661-6929
E-mail: Patrick.J.Fravel@chase.com

(iii)          if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Administrative Agent or Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or facsimile number or e-mail for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02           Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Event of Default at the time.

(b) Subject to clause (c) of this Section, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.05), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Loan or LC Disbursement except, in each case, in connection with a prepayment required by Section 2.12(b), or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.19(b) or (d) or Section 2.06 in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) increase the advance rates set forth in the definition of Borrowing Base, without the written consent of each Lender, (vi) change any of the provisions of this clause (b) or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (viii) except as provided in clauses (d) and (e) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be and (ii) this clause (b) shall not apply to any waiver, modification or amendment to any Loan Document contemplated under Section 2.02(b) in connection with any Commitment Increase.

(c) The Administrative Agent may (i) amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04, and (ii) waive payment of the fee required under Section 9.04(b)(ii)(C).

(d) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral or any Loan Guarantee executed by any Subsidiary Guarantor (i) upon the termination of the Aggregate Commitment, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations), the cash collateralization of all LC Exposure in a manner reasonably satisfactory to each affected Issuing Bank and the cash collateralization of all Swap Obligations constituting Unliquidated Obligations in a manner reasonably satisfactory to each affected holder of Swap Obligations, (ii) constituting a Subsidiary Guarantor or property being sold, transferred or disposed of if the Loan Party disposing of such Subsidiary Guarantor or property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party has at any time during the term of this Agreement owned any interest, (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated, (v) owned by or leased to any Loan Party which is subject to a purchase money security interest or which is a Capital Lease Obligation, in either case, permitted by Section 6.01, or (vi) as required to effect any sale or other disposition of such Subsidiary Guarantor or Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any Loan Guaranty of any Subsidiary Guarantor or any Liens upon particular types or items of Collateral pursuant to this Section 9.02.  Except as provided in the preceding sentence, the Administrative Agent will not release any Loan Guarantee of any Subsidiary Guarantor or any Liens on

Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year without the prior written authorization of the Required Lenders.

(e) Upon receipt by the Administrative Agent of any authorization required pursuant to clause (d) of this Section 9.02 from the Required Lenders of the Administrative Agent’s authority to release any Loan Guarantee of any Subsidiary Guarantor or any Liens upon particular types or items of Collateral, and upon at least five Business Days prior written request by the Loan Parties, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents and take such other action as may be necessary, or reasonably requested by the Borrower, to evidence the release of such Loan Guarantee or its Liens upon such Collateral, as applicable; provided that, (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Loan Guarantee or Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Loan Guarantee or Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(f) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” (or words of similar import) or “each Lender directly affected thereby,” (or words of similar import) the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04 and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.16 and 2.18.

Section 9.03           Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers requested by the Borrower of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension requested by the Borrower of any Letter of Credit or any demand for payment thereunder and (iii) during the existence of an Event of Default, all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, and under Article X, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)            subject to Section 5.10, appraisals of all or any portion of the Collateral (including travel, lodging, meals and other out of pocket expenses of the appraisers);

(ii)           subject to Section 5.06, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination (which shall be a per day charge of $1,000 per examiner), plus in each case travel, lodging, meals and other out of pocket expenses;

(iii)          lien and title searches and title insurance;

(iv)          taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v)           sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)          costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing reasonable and documented costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all in accordance with Section 2.19(c).

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) The relationship between any Loan Party on the one hand and the Lenders, the Issuing Bank and the Administrative Agent on the other hand shall be solely that of debtor and creditor.  Neither the Administrative Agent, the Issuing Bank nor any Lender (i) shall have any fiduciary responsibilities to any Loan Party or (ii) undertakes any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be due and payable three (3) Business Days after written demand therefor, together with reasonably detailed supporting documentation.

Section 9.04           Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants

(to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)           the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an Affiliate of a Lender; and

(C)           the Issuing Bank

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee shall not be payable by or due and owing from any Loan Party); and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in revolving bank loans and similar extensions of credit (and has the capacity to fund revolving loans) in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06, 2.07(d) or (e), 2.08(b), 2.19(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank, the Loan Parties and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees, to the extent permitted by applicable law, that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.18 and 2.20 as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of, or securities issued by, such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest or the exercise by the pledgee of its rights there under or with respect thereto shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained in this Section 9.04, no Lender may assign or sell participations, or otherwise syndicate all or any portion of such lender’s interests under this Agreement or any other Loan Document to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws”) or (ii) either (x) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (y) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”).

Section 9.05           Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (unless such Letter of Credit has been secured in accordance with Section 2.07 (j) (ii)) and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.16, 2.17, 2.18, 2.20 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07           Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08           Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates (with the prior consent of the Administrative Agent) is hereby authorized at any time and from time to time, with reasonably prompt subsequent notice to the Borrower, to the fullest extent permitted by law, to set off and apply in accordance with Section 2.19 any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09           Governing Law; Jurisdiction; Consent to Service of Process.  (a)  The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of Illinois.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Illinois State court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Illinois State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents, to the extent permitted by applicable law, to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11           Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12           Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential in accordance with this Section), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that in the case of Information required to be disclosed by a Person pursuant to a subpoena or similar legal process, such Person shall use reasonable efforts to provide the Borrower with prior notice of such required disclosure and the opportunity to obtain a protective order in respect thereof if no conflict exists with such Person’s governmental, regulatory or legal requirements), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than any Loan Party.  For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by such Loan Party from a source other than a Loan Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13           Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 9.14           USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.15           Disclosure.  Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.16           Execution of Loan Documents.  The Lenders hereby empower and authorize the Administrative Agent, on behalf of the Lenders, to execute and deliver to the Loan Parties the other Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents.  Each Lender agrees that any action taken by the Administrative Agent or the Required Lenders in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.  The Lenders acknowledge that all of the Obligations hereunder constitute one debt, secured pari passu by all of the Collateral.

Section 9.17           Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

ARTICLE X.

LOAN GUARANTY

Section 10.01         Guaranty.  Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, except as otherwise provided for herein, absolutely and unconditionally guarantees to the Administrative Agent, for the benefit of the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and, to the extent reimbursable under Section 9.03(a), all reasonable and documented costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower or any Loan Guarantor (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”).  Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02         Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03         No Discharge or Diminishment of Loan Guaranty.  (a)  Except as otherwise provided for herein, to the extent permitted by applicable law, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b) To the extent permitted by applicable law, the obligations of each Loan Guarantor hereunder are not subject to any defense (other than payment in full of the Guaranteed Obligations) or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, to the extent permitted by applicable law, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than, in each case, the payment in full in cash of the Guaranteed Obligations).

Section 10.04         Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person.  To the extent permitted by applicable law, the Administrative Agent may, at its election, in accordance with the Loan Documents, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05         Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action (including, without limitation, a claim of subrogation, contribution or indemnification) that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

Section 10.06         Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

Section 10.07         Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08         Termination.  The Lenders may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor.  Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice.

Section 10.09         [Intentionally Omitted].

Section 10.10         Maximum Liability.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”.  This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 10.11         Contribution.  In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means).

Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability).  Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of both the Administrative Agent, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 10.12         Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CF INDUSTRIES, INC., as the Borrower

By:	/s/ Dennis W. Baker
Name:	Dennis Baker
Title:	Treasurer

CF INDUSTRIES HOLDINGS, INC., as a Loan Guarantor

By:	/s/ Dennis W. Baker
Name:	Dennis Baker
Title:	Treasurer

MATLOK FERTILIZER COMPANY, INC., as a Loan Guarantor

By:	/s/ Dennis W. Baker
Name:	Dennis Baker
Title:	Treasurer

PHOSACID SERVICE & SUPPLY, INC., as a Loan Guarantor

By:	/s/ Dennis W. Baker
Name:	Dennis Baker
Title:	Treasurer

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, Issuing Bank, Lender and Swingline Lender

By:	/s/ Patrick Fravel
Name:	Patrick Fravel
Title:	VP

BANK OF AMERICA, N.A., as Co-Documentation Agent and as a Lender

By:	/s/ Dan Petrik
Name:	Dan Petrik
Title:	Senior Vice President

CITICORP USA, INC., as Co-Documentation Agent and as a Lender

By:	/s/ James N. Simpson
Name:	James N. Simpson
Title:	Vice President Citicorp USA Inc.

COBANK, ACB, as a Lender

By:	/s/ S. Richard Dill
Name:	S. Richard Dill
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Dennis W. Cloud
Name:	Dennis W. Cloud
Title:	Duly Authorized Signatory

HARRIS N.A., as Co-Syndication Agent and as a Lender

By:	/s/ Corey Noland
Name:	Corey Noland
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sarah E. Gin
Name:	Sarah E. Gin
Title:	Vice President

NATEXIS BANQUES POPULAIRES, as a Lender

By:	/s/ Vincent Lauras	/s/ Alisa Trani
Name:	Vincent Lauras	Alisa Trani
Title:	Managing Director	Assistant Vice
President

RZB FINANCE LLC, as a Lender

By:	/s/ John A. Valiska
Name:	John A. Valiska
Title:	First Vice President

By:	/s/ Juan M. Csillagi
Name:	Juan M. Csillagi
Title:	Group Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Edward L. Cooper III
Name:	Edward L. Cooper III
Title:	Senior Vice President

COMMITMENT SCHEDULE

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$45,000,000
Harris N.A.	$35,000,000
General Electric Capital Corporation	$35,000,000
Citicorp USA, Inc.	$30,000,000
Bank of America, N.A.	$27,000,000
LaSalle Bank National Association	$17,000,000
CoBank, ACB	$17,000,000
Wells Fargo Bank, N.A.	$17,000,000
Natexis Banques Populaires	$17,000,000
RZB Finance LLC	$10,000,000
Total	$250,000,000